Exhibit 10.33
PLAN OF REORGANIZATION AND ASSET PURCHASE AGREEMENT
BY AND BETWEEN
TRUSTWAVE HOLDINGS, INC.
AND
BITARMOR SYSTEMS INC.
January 6, 2010

i

Page
11.14. Reliance Upon Representations and Warranties	51
11.15. Facsimile/Federal Express	51
LIST OF EXHIBITS AND SCHEDULES

EXHIBIT	DESCRIPTION
A	Defined Terms
B	Form of Joinder Agreement
C	Form of Confidentiality Agreement
D	Form of Restrictive Covenant Agreement
E	Form of Opinion of Seller’s Counsel

SCHEDULE	DESCRIPTION
A	Stockholders
1.1	Permitted Liens
1.1(f)	The Software
1.2(g)	Other Excluded Assets
1.4(a)	Balance Sheet Liabilities
1.4(c)	Executory Liabilities
2.4(a)	Certain Accounting Principles
2.6	The Option Shares
2.7(c)	Bundled Products Price List
2.7(e)	Company Products
2.7(h)	Enhanced Product Price List
3.2	Seller’s Deliveries
3.2-1	Certain Stockholders
3.3	Purchaser’s Deliveries
4.1(a)	Foreign Qualifications
4.1(b)	Certain Obligations
4.3	Conflicts
4.6	Accounts Receivable
4.7	Undisclosed Liabilities
4.8	Certain Events
4.10	Tangible Personal Property
4.11	Contracts
4.13	Leased Real Property
4.15	Litigation
4.16(b)	Certain Contracts
4.16(c)	Employee Matters
4.16(d)	Personnel Manuals
4.17	Seller Employee Plans
4.20(a)	Intellectual Property
4.20(b)	Intellectual Property Exceptions
4.20(c)	Royalties

SCHEDULE	DESCRIPTION
4.21	Licenses
4.22	Insurance
4.23	Customers
4.24	Related Party Transactions
4.27	Brokers or Finders
4.28	Indebtedness for Borrowed Funds
4.29	Bank Accounts
5.3	Purchaser Conflicts
5.4	Conversion Prices
5.5	Purchaser Financial Statements
5.7	Purchaser Undisclosed Liabilities
5.10	Purchaser Litigation
6.8	Certain Severance Obligations
11.5	Notice Addresses

v

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December __, 2009, by and among TrustWave Holdings, Inc., a Delaware corporation (“Purchaser”), and BitArmor Systems Inc., a Delaware corporation (“Seller”). Capitalized terms used in this Agreement are referenced in the attached Exhibit A.
RECITALS
     A. Seller is engaged in the business of providing its customers with data protection software and related products and services (the “Business”).
     B. The stockholders of Seller listed on the attached Schedule A (individually a “Stockholder” and collectively, the “Stockholders”), in the aggregate, own all of the issued and outstanding capital stock of Seller.
     C. Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets, properties and business of Seller and to assume certain enumerated liabilities of Seller solely in exchange for Purchaser Common Stock.
     D. Seller desires to change its legal form from a Delaware corporation to a Delaware limited liability company after the Closing but prior to a Purchaser Capital Transaction or the expiration of the 12 month period following the Closing (which conversion is intended to constitute a liquidation of Seller for Tax purposes).
     E. For federal income Tax purposes, it is intended that this Agreement constitute a “Plan of Reorganization” within the meaning of Section 368(a) of the Code and that the transfer by Seller of substantially all of its assets in exchange for Purchaser Common Stock and the conversion of Seller into a limited liability company (which conversion is intended to constitute, for Tax purposes, a liquidation of Seller followed by a capitalization of a newly formed partnership pursuant to Section 721 of the Code) qualify, collectively, as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Accordingly, it is further intended that the transactions contemplated by the Agreement not be taxable to Seller pursuant to Sections 361 of the Code and not be taxable to the stockholders of Seller pursuant to Section 354 of the Code.
A G R E E M E N T S:
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
PURCHASE AND SALE OF ASSETS.
     1.1. Purchased Assets. At the Closing and in reliance upon the representations, warranties and agreements and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, Claims, options, charges, security interests, pledges, mortgages or other encumbrances whatsoever (collectively, “Liens”), other than Liens listed on Schedule 1.1 (collectively, “Permitted Liens”), and Purchaser shall purchase from Seller for the Purchase Price set forth in Section 2.1 hereof, all of the assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, whether or not carried or reflected on the books and records of Seller, which are owned by Seller or in which Seller has any right, title or interest as of the Closing Date, except for the Excluded Assets (all of the assets, properties, rights and interests being acquired hereby are collectively called the “Purchased Assets”). The Purchased Assets shall include the following items, including all proceeds therefrom, but shall not include any Excluded Assets:
     (a) Cash and Investments. All cash on hand and in banks, cash equivalents, marketable securities, bonds and investments of every kind and nature in excess of $50,000 (collectively, “Cash and Cash Equivalents”);
     (b) Accounts Receivable. All accounts receivable and other receivables, billed and unbilled, and all negotiable instruments, or other instruments and chattel paper, as are payable to Seller (“Accounts Receivable”);
     (c) Equipment. All machinery, equipment, tools, motor vehicles, rolling stock, furniture, supplies, office equipment, improvements, parts and other tangible personal property other than Inventory (collectively, the “Equipment”);
     (d) Inventory. All inventory, including raw materials, work-in-process, finished goods and packing supplies (collectively, the “Inventory”);
     (e) Records. All books and records, customer files, customer lists and records, vendor files, vendor lists and records, cost files and records, credit information, distribution records, business records and plans, Tax Returns and other Tax records (except that with respect to income Tax Returns and other Tax records, only copies thereof shall be included as Purchased Assets), studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, and other similar materials, microfilm, microfiche, computer and other records, and all computer software, and all similar data, documents and items, wherever located (collectively, the “Books and Records”);
     (f) Intellectual Property. The software and related items listed on the attached Schedule 1.1(f) (the “Software”) and all other (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) proprietary rights in trade dress and packaging, and (vi) shop rights, mask works, copyrights, inventions, trade secrets, service marks, web sites, domain names and all other intellectual property rights, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement (collectively with the Software, the “Intellectual Property”);
     (g) Personal Property Leases. All rights and benefits under leases of personal property (collectively, the “Personal Property Leases”);

     (h) Real Property Leases. All rights and benefits under the Real Property Leases;
     (i) Licenses. All rights and benefits under licenses (including licenses to use computer software), permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any private party (collectively, the “Licenses”);
     (j) Contracts. All rights and benefits under contracts, agreements, commitments of whatever nature or description, whether oral or written, other than Seller Employee Plans but including Personal Property Leases, Real Property Leases and Licenses (collectively, the “Contracts”);
     (k) Insurance. All insurance policies (including the proceeds thereof), other than director and officer and key-man life insurance policies; provided that Seller shall be entitled to the benefits of any such insurance which is part of the Purchased Assets for any claims made against Seller related to acts or omissions prior to the Closing Date;
     (l) Claims. All Claims, causes of action, choses in action, rights of recovery, rights of set-off and other rights of every nature and description (including all rights arising under warranties, representations and guarantees made to Seller and all rights, regardless of whether asserted, under investigation or otherwise) and all benefits arising therefrom (collectively, the “Purchased Claims”);
     (m) Seller Name. The name “BitArmor Systems”;
     (n) Telephone Numbers and E-Mail Addresses. All telephone numbers, white- and yellow-page listings and e-mail addresses;
     (o) Prepaid Expenses. All prepaid expenses, advance payments, deposits and Claims for refund (other than refunds pertaining to Liabilities which are not Assumed Liabilities), credit and the like, including payroll advances; and
     (p) Goodwill. All goodwill associated with Seller and the Business.
     1.2. Excluded Assets. The “Excluded Assets” shall consist solely of the following:
     (a) Claims. Any Claims (including benefits arising therefrom) which are related solely to Liabilities of Seller which are not Assumed Liabilities or which are related solely to Excluded Assets;
     (b) Plan Assets. Any assets held in trust by or for the benefit of any current or former employees of Seller under any Employee Plan;
     (c) Agreement Rights. Seller’s rights under this Agreement;
     (d) Seller Records. Seller’s Organizational Documents and minute and stock record books;

     (e) Tax Refunds. Seller’s rights to Claims for refunds of Taxes;
     (f) Tax Records. The original income Tax Returns and other original income Tax records of Seller;
     (g) Other Excluded Assets. All other assets as are listed in Schedule 1.2(g); and
     (h) Purchaser Identified Assets. Any other assets which are identified by Purchaser on or prior to the Closing.
     1.3. Limitations on Assignability. Notwithstanding anything in this Agreement to the contrary, to the extent that any of the Purchased Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof. If, prior to the Closing, Seller has not obtained a consent or approval necessary for the assignment and assumption of any of the Purchased Assets, then it shall use its commercially reasonable efforts to obtain such consents and approvals after the Closing, or, at Purchaser’s request, shall cooperate in any reasonable arrangement requested by Purchaser to provide to Purchaser the benefits thereof subject to the performance by Purchaser of Seller’s obligations arising or to be performed after the Closing thereunder. Nothing contained in this Section 1.3 shall require Purchaser to enter into, or to accept as a substitute for performance by Seller hereunder, any arrangement that would impose any additional cost, expense or other Liability on Purchaser, or that would deprive Purchaser of any benefits contemplated by this Agreement; provided, however, that nothing herein shall require Purchaser to close the transactions contemplated hereby in the event the failure to deliver any of the Purchased Assets would constitute a failure to satisfy any of the conditions contained in Section 9.1.
     1.4. Assumed Liabilities. At the Closing, Purchaser shall assume and agree to discharge and perform when due only the following Liabilities of Seller as the same shall exist on the Closing Date (collectively, the “Assumed Liabilities”):
     (a) Balance Sheet Liabilities. The Liabilities of Seller which are reflected on the Balance Sheet and which are set forth on the attached Schedule 1.4(a), and which have not been paid or otherwise discharged prior to the Closing Date, but only to the extent said Liabilities are fully reflected or reserved against on the Closing Date Balance Sheet;
     (b) Ordinary Course Liabilities. Liabilities of Seller of the type set forth in the Balance Sheet and assumed pursuant to Section 1.4(a) above which are incurred between the date of the Balance Sheet and the Closing Date in the usual and ordinary course of business of Seller and consistent with its past practice, provided and only to the extent that said Liabilities and obligations are fully reflected or reserved against in the Closing Date Balance Sheet; and

     (c) Executory Liabilities. All Liabilities of Seller arising on or after the Closing Date under the Contracts listed in Schedule 1.4(c) to the extent Seller has provided to Purchaser accurate and complete copies thereof and Seller is bound thereunder on the Closing Date and provided each such Contract is part of the Purchased Assets assigned to Purchaser pursuant to this Agreement; provided, however, that Purchaser shall not assume any Liability for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any Contract to the extent that such breach or claim arose out of or by virtue of performance (or omission) thereunder by Seller prior to the Closing except to the extent that such Liability is accrued for on the Closing Date Balance Sheet, it being understood that, as between Seller and Purchaser, this Section 1.4(c) shall apply notwithstanding any provisions which may be contained in any form of consent to the assignment of any such Contract which, by its terms, imposes such Liabilities upon Purchaser and which assignment is accepted by Purchaser notwithstanding the presence of such a provision, and further, provided that for purposes of this Agreement, the executory portion of any Contract shall not include any obligation, regardless of the fact that payment may be due after the Closing, for any Taxes, expenses or any other liability which relates to any period prior to the Closing Date.
     (d) Post-Closing Liabilities Associated with Purchased Assets. All Liabilities or obligations related to the Purchased Assets, but only to the extent such Liabilities or obligations arise from the acts or omissions of Purchaser after the Closing Date.
     1.5. Excluded Liabilities. Seller acknowledges that Purchaser is purchasing the Purchased Assets and assuming the Assumed Liabilities hereunder without any assumption of any of Seller’s other Liabilities, whether existing or contingent, or whether related to the Business. The assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against Seller had Purchaser not assumed such Liabilities. Without limiting the foregoing, the assumption by Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights. To the extent that any Claim is made upon Purchaser for any liabilities other than the Assumed Liabilities specifically assumed by Purchaser as provided in Section 1.4, Seller agrees to indemnify and hold Purchaser harmless from and against the same as provided in Section 8.2; provided that Purchaser may elect to pay such Liabilities if Purchaser reasonably determines that payment is necessary to maintain the goodwill of the Business and/or relations with customers, suppliers, independent contractors or employees of the Business and, in such event, Seller shall promptly reimburse Purchaser for such amount.
ARTICLE II.
PURCHASE PRICE
     2.1. Purchase Price.
     (a) The consideration payable to Seller for the Purchased Assets shall be the sum of (i) a number of shares of the Class A Voting Common Stock, $0.0001 par value (“Purchaser Common Stock”), of Purchaser equal to the Base Number (the “Base

Shares”), (ii) a number of shares of Purchaser Common Stock equal to the Contingent Number, if any (the “Contingent Shares”), and (iii) the assumption of the Assumed Liabilities. The aggregate purchase price, as adjusted pursuant to this Agreement, is sometimes called the “Purchase Price.”
     (b) The “Base Number” shall equal (i) 3,000,000, minus (ii) the quotient obtained by dividing (A) the amount, if any, by which the Closing Net Asset Position is more negative than negative $[1,000,000—is this the final number? We spoke this pm about possibly increasing for severance], by (B) $0.79.
     (c) The Base Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof and prior to the Closing Date, so as to provide Seller and Purchaser the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.
     (d) No fraction of a share of Purchaser Common Stock will be issued and all issuances of Purchaser Common Stock will be rounded down to the nearest whole number of shares of Purchaser Common Stock.
     2.2. Preliminary Balance Sheet. Three business days prior to the Closing, Seller will deliver to Purchaser a preliminary balance sheet, reflecting Seller’s good faith estimate of the Closing Net Asset Position of Seller as of the Closing Date (“Preliminary Balance Sheet”). Based on the Preliminary Balance Sheet and the anticipated adjustments described in clause (ii) of Section 2.1(b), Seller and Purchaser will, in good faith, determine a preliminary estimate of the Base Number (“Preliminary Base Number”) for purposes of determining the Preliminary Base Shares to be delivered to Seller at the Closing pursuant to Section 2.3.
     2.3. Payment of Purchase Price. No later than seven (7) calendar days after the Closing, Purchaser shall deliver to Seller a certificate (the “Preliminary Certificate”) evidencing a number of shares of Purchaser Common Stock equal to the Preliminary Base Number (the “Preliminary Base Shares”). On the fifteenth day following the date on which Purchaser and Seller have either agreed to the Base Number or completed the dispute resolution procedure described in Section 2.4 below (a) if the Preliminary Base Shares are less than the Base Shares, Purchaser will deliver to Seller a certificate evidencing additional shares of Purchaser Common Stock so that Purchaser will have delivered to Seller all of the Base Shares, and (b) if the Preliminary Base Shares exceeds the Base Shares, Seller shall return the Preliminary Certificate to Purchaser so that Purchaser may issue and deliver to Seller a new certificate representing the Base Shares.
     2.4. Closing Date Balance Sheet.
     (a) No later than 120 calendar days after the Closing, Purchaser, at its cost and expense, shall prepare and close the financial books and records of Seller as of the close of business, Chicago time, on the Closing Date, and, based on such books and records, shall prepare and deliver, or cause to be prepared and delivered, to Seller, a balance sheet, dated as of the effective time of the Closing (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied in accordance with past practices of Seller and shall present fairly the financial condition of Seller as of the effective time of the Closing, except that the Closing Date Balance Sheet shall be prepared in accordance with the principles set forth on the attached Schedule 2.4(a).
     (b) Purchaser shall deliver to Seller the Closing Date Balance Sheet, adjusted to delete any items which are not included in the calculation of Closing Net Asset Position, because such items are not Purchased Assets or Assumed Liabilities within the meaning of this Agreement. If Seller objects to the Closing Date Balance Sheet provided to it by Purchaser, then within 30 calendar days of its receipt of the Closing Date Balance Sheet, Seller shall give written notice in reasonable detail (the “Notice”) of its objections to Purchaser. During such 30-day period, Purchaser and Purchaser’s accountants shall give Seller and its accountants access, upon reasonable notice and during normal business hours, to all books, records and work papers of Purchaser and its accountants related to the preparation of the Closing Date Balance Sheet. If Purchaser has not received the Notice within such 30-day period, Seller shall be deemed to have no objection to the Closing Date Balance Sheet and the Closing Date Balance Sheet shall become final and binding on the parties hereto for all purposes of this Agreement. The parties shall negotiate in good faith to resolve any disputes as promptly as practicable. If the parties are unable to resolve all disputes within twenty calendar days of receipt by Purchaser of the Notice, then only the unresolved disputes shall be submitted to the Chicago office of Grant Thornton, LLP or, if that firm declines such engagement, another independent certified public accounting firm mutually agreed to by the parties, in each case utilizing partners that have not represented and have no relationship with either party (the “Independent Accountant”). The parties shall be entitled to provide the Independent Accountant with supporting documentation in connection with resolution of such disputes. The Independent Accountant shall, within 30 calendar days of its engagement, provide a final and conclusive resolution of all unresolved disputes and shall conform the Closing Date Balance Sheet accordingly. All references in this Agreement to the Closing Date Balance Sheet shall mean the Closing Date Balance Sheet as modified pursuant to this resolution procedure, and the resolution of the Independent Accountant shall be binding on the parties hereto, except that the foregoing shall not limit or prohibit a party from asserting a Claim and obtaining relief on account of any breach of a representation, warranty or covenant contained in this Agreement. The fees and expenses of the Independent Accountant shall be borne by the parties as the Independent Accountant determines to be fair and equitable based upon the recovery awarded or denied.
     2.5. Closing Net Asset Position. As used herein, the term “Closing Net Asset Position” shall mean the amount by which the current assets (including accounts receivable and notes receivable) exceed the total liabilities (including accounts payable, accrued liabilities, outstanding bank debt and expenses incurred in connection with the Contemplated Transactions, but excluding deferred revenues), in each case as reflected on the Closing Date Balance Sheet.

     2.6. Purchaser Stock Options. Within 30 calendar days after the Closing Date, Purchaser will issue options to purchase 1,000,000 shares of Purchaser Common Stock (the “Option Shares”) under the Purchaser Stock Option Plan, at the same exercise price offered to other employees of Purchaser for options issued under the Purchaser Stock Option Plan on the Closing Date, to those of the Transferred Employees, on such terms, as is set forth on the attached Schedule 2.6. At or prior to the Closing, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the issued options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such options.
     2.7. Contingent Consideration. No later than the fifteenth day following the date on which Purchaser and Seller have either agreed to the Preliminary Contingent Number or completed the dispute resolution procedure described in Section 2.8(a) below, Purchaser shall deliver to Seller a certificate evidencing a number of shares of Purchaser Common Stock equal to the Preliminary Contingent Number, if any (the “Preliminary Contingent Shares”). No later than the fifteenth day following the date on which Purchaser and Seller have either agreed to the Excess Contingent Number or completed the dispute resolution procedure described in Section 2.8(b) below, Purchaser shall deliver to Seller a certificate evidencing a number of shares of Purchaser Common Stock equal to the Excess Contingent Number, if any (the “Excess Contingent Shares”). The Preliminary Contingent Number and the Excess Contingent Number shall be determined as provided in this Section 2.7, subject to the procedure for dispute resolution set forth in Section 2.8 hereof. Notwithstanding anything contained in this Agreement to the contrary, the Preliminary Contingent Shares shall only be paid by the Purchaser to Seller if Seller is and has been in full compliance with the provisions of Article VII of this Agreement on and prior to the date on which the certificate evidencing the Preliminary Contingent Shares is to be delivered to Seller, and the Excess Contingent Shares shall only be paid by the Purchaser to Seller if Seller is and has been in full compliance with the provisions of Article VII of this Agreement on and prior to the date on which the certificate evidencing the Excess Contingent Shares is to be delivered to Seller. For purposes of this Agreement:
     (a) The term “Actual Bookings” means the aggregate of (1) the annual amount of revenue Booked by Purchaser during the Measurement Period to the extent resulting from the sale of Company Products, plus (2) without duplication, the annual amount of Bundled Bookings Booked by the Purchaser during the Measurement Period, plus (3) without duplication, the annual amount of Enhanced Purchaser Product Bookings Booked by the Purchaser during the Measurement Period; provided that:
     (i) Actual Bookings shall not include amounts Booked on any revenue directly attributable to any companies or lines of business acquired by Purchaser or any of its Affiliates through merger or acquisition after the Closing Date;
     (ii) Actual Bookings shall be reduced by any direct costs incurred in the sale of products or services not manufactured or rendered by Purchaser or any of its Affiliates, the proceeds of which sales are included in Actual Bookings, it being agreed that server hosting costs and licensure costs of or relating to any embedded third party software shall not be deemed to be direct costs for these purposes;

     (iii) Annual revenue Booked for perpetual license-based contracts shall be equal to the price of the perpetual license plus the price of the first full year of maintenance;
     (iv) Annual revenue Booked for subscription-based or term license-based contracts with a term greater than one (1) year shall be equal to the total contract value divided by the number of years of the term (including a fraction for any partial years);
     (v) Annual revenue Booked for contracts with a term that is less than one (1) year shall be the total contract amount; and
     (vi) Actual Bookings shall be increased by the amount of net proceeds received by Purchaser that are directly attributable to any transaction in which Purchaser sells or disposes of any Intellectual Property or Contracts which are part of the Purchased Assets, but only if (A) such net proceeds were not otherwise included in Actual Bookings and (B) the sale of such assets was not part of a Purchaser Capital Transaction.
     (b) The term “Booked,” with respect to any revenue, means revenue from clients who have (a) signed a valid contract with Purchaser, (b) submitted a valid purchase order, and (c) met Purchaser’s credit standards. Notwithstanding the above, clients will be deemed to have met Purchaser’s credit standards if Purchaser has actually collected (or actually had collected on its behalf) the amounts owed and counted as part of the Actual Bookings prior to the end of the Measurement Period. All revenues which satisfy the requirements of this definition shall be deemed to be Booked in the month in which the applicable purchase order is received.
     (c) The term “Bundled Bookings” means the amount calculated as follows:
     (i) For a customer of Purchaser that was purchasing products or services from the Purchaser prior to the time that such customer began purchasing any Bundled Products (a “Purchaser Customer”) for whom the Company Products are the only additional products or services bundled and sold to the Purchaser Customer as part of the Bundled Products, the Bundled Bookings shall be the greater of (A) the increase in the annual amount Booked for the Bundled Product over the annual amount of the contract for the existing Purchaser products and services in effect with such Purchaser Customer prior to the time that such Purchaser Customer began purchasing any Bundled Products, and (B) the total invoice price of the Bundled Product multiplied by a fraction, the numerator of which shall be the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product, and the denominator of which shall be an amount equal to the sum of (I) the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product and (II) the annual amount of the contract for the existing Purchaser products and services in effect with such Purchaser Customer at the time of the Booking.

     (ii) For a Purchaser Customer for whom the Company Products are not the only additional products or services bundled and sold to the Purchaser Customer as part of the Bundled Products, the Bundled Bookings shall be the greater of (A) the increase in the annual amount Booked for the Bundled Product over the annual amount of the contract for the existing Purchaser products and services in effect with such Purchaser Customer prior to the time that such Purchaser Customer began purchasing any Bundled Products, multiplied by a fraction, the numerator of which shall be the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product, and the denominator of which shall be an amount equal to the sum of (I) the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product and (II) the list price for the target market at the time of the Booking of all of the other Purchaser products, services, software or processes which are part of the Bundled Product and were not part of the existing Purchaser products and services, and (B) the total invoice price of the Bundled Product multiplied by a fraction, the numerator of which shall be the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product, and the denominator of which shall be an amount equal to the sum of (I) the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product, (II) the list price for the target market at the time of the Booking of all of the Purchaser products, services, software or processes which are part of the Bundled Product and were not part of the existing Purchaser products and services, and (III) the annual amount of the contract for the existing Purchaser products and services in effect with such Purchaser Customer at the time of the Booking.
     (iii) For any customer that is not a Purchaser Customer (a “New Customer”), the Bundled Bookings shall be the total invoice price of the Bundled Product multiplied by a fraction, the numerator of which shall be the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product, and the denominator of which shall be an amount equal to the sum of (A) the amount listed on Schedule 2.7(c) for the Company Products which are part of the Bundled Product, and (B) the list price for the target market at the time of the Booking of all of the Purchaser products, services, software or processes which are part of the Bundled Product.
     (d) The term “Bundled Products” shall mean one or more products, services, software or processes of Purchaser that are sold in a bundle with one or more Company Products; provided that Bundled Products shall not include Enhanced Purchaser Products.
     (e) The term “Company Products” shall mean the encryption and data protection products and services identified in the attached Schedule 2.7(e).
     (f) The term “Contingent Number” shall mean a number equal to the sum of (i) one half (1/2) of the number of dollars by which the Actual Bookings during the Measurement Period exceeds Four Million Dollars, and (ii) only if the Actual Bookings during the Measurement Period equal or exceed Four Million Dollars, 500,000; provided that the Contingent Number shall not exceed 3,500,000 and provided further that the Contingent Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof, so as to provide Seller and Purchaser the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.
     (g) The term “Enhanced Purchaser Product” means any existing product, service, software or process of Purchaser which has embedded, utilized or incorporated into it the proprietary code or functionality of the Company Products for enhancement purposes, including, but not limited to, adding Seller encryption capability to the Trustkeeper agent where such an addition requires source code-level integration.
     (h) The term “Enhanced Purchaser Product Bookings” means the amount calculated as follows:
     (i) If (A) the invoice price of an Enhanced Purchaser Product is greater than the list price of that same product prior to it becoming an Enhanced Purchaser Product through the addition of the Company Product’s code or functionality, (B) such increase in the invoice price is, in Purchaser’s reasonable determination, directly attributable to (in whole or in significant part) the addition of the Company Products, and (C) the increase in the invoice price for such Enhanced Purchaser Product (i.e., the amount by which the invoice price of the Enhanced Purchaser Product exceeds the list price of that same product prior to it becoming an Enhanced Purchaser Product through the addition of the Company Product’s code or functionality) is equal to or greater than the amount listed on Schedule 2.7(h) for the Company Product’s code or functionality that was embedded, utilized or incorporated into the Purchaser product to create the Enhanced Purchaser Product, then in such case the Enhanced Purchaser Product Bookings shall be the increase in the invoice price for such Enhanced Purchaser Product (i.e., the amount by which the invoice price of the Enhanced Purchaser Product exceeds the list price of that same product prior to it becoming an Enhanced Purchaser Product through the addition of the Company Product’s code or functionality); provided that if any of the statements in clauses (A), (B) or (C) of this Section 2.7(h)(i) are not true, then:
     (1) for each end user customer that bought the Enhanced Purchaser Product who is actually utilizing the functionality contributed by the Company Product at any time during the Utilization Period for such Enhanced Purchaser Product for such end user customer, the Enhanced Purchaser Product Bookings shall be an amount equal to the invoice price of the Enhanced Purchaser Product multiplied by a fraction, the numerator of which shall be the amount listed on Schedule 2.7(h) for the Company Product’s code or functionality that was embedded, utilized or incorporated into the Purchaser product to create the Enhanced Purchaser

Product, and the denominator of which shall be an amount equal to the sum of (I) the amount listed on Schedule 2.7(h) for the Company Product’s code or functionality that was embedded, utilized or incorporated into the Purchaser product to create the Enhanced Purchaser Product, and (II) the list price of all of the other Purchaser products, services, software or processes which are part of the Enhanced Purchaser Product; and
     (2) for each end user customer that bought the Enhanced Purchaser Product who is not actually utilizing the functionality contributed by the Company Product at any time during the Utilization Period for such Enhanced Purchaser Product for such end user customer, the Enhanced Purchaser Product Bookings shall be zero.
     (i) The term “Excess Actual Bookings” shall mean the aggregate of the Enhanced Purchaser Product Bookings for each sale of an Enhanced Purchaser Product to an end user customer that was Booked during the Measurement Period for which (i) the Utilization Period has not ended by the 60th calendar day after the last day of the Measurement Period, (ii) such end user customer has not actually utilized the functionality contributed by the Company Product by the 60th calendar day after the last day of the Measurement Period, and (iii) such end user customer has actually utilized the functionality contributed by the Company Product after the 60th calendar day after the last day of the Measurement Period but prior to the end of such Utilization Period.
     (j) The term “Excess Contingent Number” shall mean the number, if any, by which the Contingent Number (which for purposes of this definition only shall be determined by substituting the words “the sum of the Preliminary Actual Bookings and the Excess Actual Bookings” for the words “the Actual Bookings” in the definition of Contingent Number) exceeds the Preliminary Contingent Number; provided further that the Excess Contingent Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof, so as to provide Seller and Purchaser the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.
     (k) The term “Measurement Period” shall mean the twelve (12) month period commencing on March 1, 2010.
     (l) The term “Preliminary Actual Bookings” shall mean Actual Bookings, except that for each sale of an Enhanced Purchaser Product to an end user customer that was Booked during the Measurement Period for which (i) the Utilization Period has not ended by the 60th calendar day after the last day of the Measurement Period, and (ii) such end user customer has not actually utilized the functionality contributed by the Company Product by the 60th calendar day after the last day of the Measurement Period, the Enhanced Purchaser Product Bookings shall be zero.

     (m) The term “Preliminary Contingent Number” shall mean a number equal to the sum of (i) one half (1/2) of the number of dollars by which the Preliminary Actual Bookings during the Measurement Period exceeds Four Million Dollars, and (ii) only if the Preliminary Actual Bookings during the Measurement Period equal or exceed Four Million Dollars, 500,000; provided that the Preliminary Contingent Number shall not exceed 3,500,000 and provided further that the Preliminary Contingent Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof, so as to provide Seller and Purchaser the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.
     (n) The “Utilization Period” for any Enhanced Purchaser Product for a specific end user customer shall be the ten (10) month period commencing on the date that the sale of such Enhanced Purchaser Product to such end user customer was Booked.
     (o) During the Measurement Period, Purchaser shall:
     (i) use its commercially reasonable efforts to market and sell the Company Products;
     (ii) so long as Patrick McGregor is an employee of Purchaser, solicit the advice of Patrick McGregor in material decisions concerning the marketing and sales strategy to be employed by Purchaser in the marketing and sales of Company Products;
     (iii) no later than 45 days after Seller’s request therefor, such requests to be made no more frequently than once during each calendar quarter during the Measurement Period, deliver to Seller a report of Actual Bookings for the most recently completed calendar quarter during the Measurement Period; and
     (iv) Purchaser shall continue to engage GS Advisors after the Closing Date relating to sales to the US federal government until such time as a full time employee is hired by Purchaser for such purpose or the government sales opportunities are transferred to another Purchaser sales resource with government sales experience.
     (p) No later than the commencement of the Measurement Period, Purchaser shall implement a reasonable commission structure which provides incentives to Purchaser’s sales teams to sell Company Products, which incentives are no less attractive to such sales teams than those incentives relating to the sale of other Purchaser products unrelated to the Company Products; provided that this Section 2.7(p) shall not prevent Purchaser from offering to its sales team, for limited time periods, special promotions and incentives for specific products.
     (q) During the period between the Closing Date and the commencement of the Measurement Period, Purchaser shall train substantially all of its sales engineers and substantially all of its sales representatives regarding the functionalities and uses of the Company Products; so long as Transferred Employees designated by Purchaser use their reasonable best efforts to support such training program and assist in its execution.
     2.8. Dispute Resolution With Respect to Final Determination of Contingent Number.
     (a) No later than 90 calendar days after the last day of the Measurement Period, Purchaser, at its cost and expense, shall prepare and deliver, or cause to be prepared and delivered, to Seller, a statement (the “Preliminary Contingent Number Statement”) containing the calculation of the Preliminary Actual Bookings and the Preliminary Contingent Number. If Seller objects to the Preliminary Contingent Number Statement provided to it by Purchaser, then within 60 calendar days of its receipt of the Preliminary Contingent Number Statement, Seller shall give written notice in reasonable detail (the “Preliminary Contingent Number Notice”) of its objections to Purchaser. During such 60-day period, Purchaser and Purchaser’s accountants shall give Seller and its accountants access, upon reasonable notice and during normal business hours, to all books, records and work papers of Purchaser and its accountants related to the preparation of the Preliminary Contingent Number Statement. If Purchaser has not received the Preliminary Contingent Number Notice within such 30-day period, Seller shall be deemed to have no objection to the Preliminary Contingent Number Statement and the Preliminary Contingent Number Statement shall become final and binding on the parties hereto for all purposes of this Agreement. The parties shall negotiate in good faith to resolve any disputes as promptly as practicable. If the parties are unable to resolve all disputes within twenty calendar days of receipt by Purchaser of the Preliminary Contingent Number Notice, then only the unresolved disputes shall be submitted to the Independent Accountant. The parties shall be entitled to provide the Independent Accountant with supporting documentation in connection with resolution of such disputes. The Independent Accountant shall, within 30 calendar days of its engagement, provide a final and conclusive resolution of all unresolved disputes and shall conform the Preliminary Contingent Number Statement accordingly. The fees and expenses of the Independent Accountant shall be borne by the parties as the Independent Accountant determines to be fair and equitable based upon the recovery awarded or denied.
     (b) No later than 90 calendar days after the date which is ten (10) months after the last day of the Measurement Period, Purchaser, at its cost and expense, shall prepare and deliver, or cause to be prepared and delivered, to Seller, a statement containing the calculation of the amount, if any, of the Excess Bookings and the amount, if any, of the Excess Contingent Number (the “Contingent Number Statement”). If Seller objects to the Contingent Number Statement provided to it by Purchaser, then within 60 calendar days of its receipt of the Contingent Number Statement, Seller shall give written notice in reasonable detail (the “Contingent Number Notice”) of its objections to Purchaser. During such 60-day period, Purchaser and Purchaser’s accountants shall give Seller and its accountants access, upon reasonable notice and during normal business hours, to all books, records and work papers of Purchaser and its accountants related to the preparation of the Contingent Number Statement. If Purchaser has not received the Contingent Number Notice within such 30-day period, Seller shall be deemed to have no objection to the Contingent Number Statement and the Contingent Number Statement

shall become final and binding on the parties hereto for all purposes of this Agreement. The parties shall negotiate in good faith to resolve any disputes as promptly as practicable. If the parties are unable to resolve all disputes within twenty calendar days of receipt by Purchaser of the Contingent Number Notice, then only the unresolved disputes shall be submitted to the Independent Accountant. The parties shall be entitled to provide the Independent Accountant with supporting documentation in connection with resolution of such disputes. The Independent Accountant shall, within 30 calendar days of its engagement, provide a final and conclusive resolution of all unresolved disputes and shall conform the Contingent Number Statement accordingly. The fees and expenses of the Independent Accountant shall be borne by the parties as the Independent Accountant determines to be fair and equitable based upon the recovery awarded or denied.
     2.9. Closing Costs; Transfer Taxes and Fees. Seller shall pay the cost of all sales and use or transfer Taxes arising out of the transfer of the Purchased Assets pursuant to this Agreement. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions. If Purchaser pays any Tax agreed to be borne by Seller under this Agreement, Seller shall promptly reimburse Purchaser for the amounts so paid.
     2.10. Transfer Restrictions. In addition to any restrictions contained in the Purchaser Stockholder Agreement, without the prior written consent of Purchaser, neither Seller nor the Seller LLC shall, until the later of the Cut-Off Date and the date that a Purchaser Capital Transaction is consummated, (i) voluntarily dissolve, liquidate, or otherwise terminate its corporate existence, except as expressly contemplated in connection with the Seller LLC Conversion, or (ii) sell, assign, transfer, pledge, hypothecate, distribute to its stockholders or otherwise dispose of, by operation of law or otherwise, to any Person any of the shares of Purchaser Common Stock which it holds; provided that, after the earlier to occur of the Cut-Off Date and the date that a Purchaser Capital Transaction is consummated, Seller or the Seller LLC may distribute to its stockholders or members any of the shares of Purchaser Common Stock which it then holds, provided that:
     (a) If such distribution occurs prior to the date that a Purchaser Capital Transaction is consummated:
     (i) such shares may not be distributed to more than thirty one (31) Persons in the aggregate;
     (ii) each Person who receives any such shares must execute and deliver to Purchaser a Joinder Agreement substantially in the form attached hereto as Exhibit B; and
     (iii) each Person who receives any such shares must execute and deliver to Purchaser an agreement, in form and substance acceptable to Purchaser,

pursuant to which such Person agrees that (A) such Person may not, prior to the date that a Purchaser Capital Transaction is consummated, sell, assign, transfer, pledge, hypothecate, distribute or otherwise dispose of, by operation of law or otherwise, to any Person any of the shares of Purchaser Common Stock which it receives, and (B) such Person will assume such Person’s Assumption Percentage of Seller’s obligations pursuant to Article VIII (including Section 8.10) with respect to any Indemnity Claims as to which a Notice of Claim or an Indemnity Notice is given to Seller or the Seller LLC prior to the date that a Purchaser Capital Transaction is consummated. A Person’s “Assumption Percentage” shall be the percentage which the number of shares of Purchaser Common Stock distributed to such Person bears to the total number of shares of Purchaser Common Stock delivered to Seller or the Seller LLC pursuant to this Agreement.
     (b) If such distribution occurs prior to the Cut-Off Date, Seller or the Seller LLC shall either:
     (i) hold back and/or set aside from such distribution a number of shares of Purchaser Common Stock with a Current Value as of the date of the distribution equal to (A) the Indemnification Cap, plus (B) the potential Liability of Seller to Purchaser for Indemnity Claims which are then pending and which are not of a type which is subject to clause (i) of Section 8.11(b). The portion of the shares held back pursuant to clause (A), to the extent not forfeited pursuant to Section 8.10, which exceed a number of shares of Purchaser Common Stock with a Current Value as of the Cut-Off Date equal to the potential Liability of Seller to Purchaser for any Indemnity Claims pending on the Cut-Off Date which were not pending on the date that shares were held back pursuant to clause (B), may be distributed on or after the Cut-Off Date. Any shares held back pursuant to clause (B) or the immediately preceding sentence, to the extent not forfeited pursuant to Section 8.10, may be distributed when the Indemnity Claim for which they were being held back has been resolved (as evidenced either by the agreement of Purchaser and Seller, or by entry of a final, nonappealable order by a court of competent jurisdiction); or
     (ii) escrow with an escrow agent, and pursuant to an escrow agreement, in each case reasonably satisfactory to Seller and Purchaser, cash in an amount equal to (A) the Indemnification Cap, plus (B) the potential Liability of Seller to Purchaser for Indemnity Claims which are then pending and which are not of a type which is subject to clause (i) of Section 8.11(b). The escrow agreement shall provide that (y) the cash escrowed pursuant to clause (A), to the extent not paid to Purchaser, which exceeds the potential Liability of Seller to Purchaser for any Indemnity Claims pending on the Cut-Off Date which were not pending on the date that any cash was escrowed pursuant to clause (B), may be distributed on or after the Cut-Off Date and (z) any cash escrowed pursuant to clause (B) or not distributed pursuant to clause (y), to the extent not paid to Purchaser, may be distributed when the Indemnity Claim for which such cash was being held back has been resolved (as evidenced either by the agreement of

Purchaser and Seller, or by entry of a final, nonappealable order by a court of competent jurisdiction).
In addition to the foregoing, if any Contingent Shares are issued to Seller or the Seller LLC after such distribution but prior to the Cut-Off Date, Seller or the Seller LLC may distribute such Contingent Shares to its stockholders or members provided that Seller or the Seller LLC shall either (I) hold back and/or set aside from such distribution fifteen percent (15%) of such shares to be added to, and treated the same as, the shares held back pursuant to clause (A) of Section 2.8(b)(i), or (II) escrow an amount of cash equal to fifteen percent (15%) of the Current Value on the date of issuance of such Contingent Shares by Purchaser to be added to, and treated the same as, the cash escrowed pursuant to clause (A) of Section 2.8(b)(ii).
ARTICLE III.
CLOSING
     3.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of executed documents, with Seller’s documents being transmitted from Reed Smith LLP in Pittsburgh, Pennsylvania, and Purchaser’s documents being transmitted from at the offices of Kaye Scholer LLC in Chicago, Illinois, at 10:00 a.m., on December __, 2009, or such other time or date agreed upon by the parties (the “Closing Date”). The Closing shall be deemed effective at the close of business on the date of the Closing.
     3.2. Seller’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing or as otherwise as indicated in Schedule 3.2, simultaneous with Purchaser’s deliveries hereunder, Seller shall deliver to Purchaser the documents, certificates and instruments listed in Schedule 3.2, all in form and substance reasonably satisfactory to Purchaser and its counsel. In addition to such deliveries, Seller shall take all steps and actions as Purchaser may reasonably request or as may otherwise be necessary to put Purchaser in actual possession or control of the Purchased Assets.
     3.3. Purchaser’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Seller’s deliveries hereunder, Purchaser shall deliver to Seller the documents, certificates and instruments listed in Schedule 3.3, all in form and substance reasonably satisfactory to Seller and its counsel.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as follows as of the date hereof and as of the effective time of the Closing. The following representations and warranties are qualified by the exceptions set forth in the Schedules to this Article IV only to the extent an exception expressly refers to the specific representations and warranties which it qualifies or to the extent the exception is sufficiently clear and specific on its face to communicate the specific representations and warranties which it qualifies, regardless of whether or not such exception contains an express cross-reference to any such other representations and warranties. The inclusion of any item in the Schedules does not constitute an admission of liability with respect to any Claims or an admission that any breach, violation, default or event of default exists with respect to any Contract.
     4.1. Organization of Seller; Capitalization.
     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as is currently conducted, and to execute this Agreement and to perform the transactions contemplated herein. Seller has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of the Business or the nature and location of its assets requires such qualification except where the absence of such qualification would not have a material adverse effect on the business, financial condition or operations of Seller, all as set forth in Schedule 4.1(a). Seller has delivered to Purchaser complete and accurate copies of its Organizational Documents as currently in effect. Seller does not have any subsidiary or any other equity interest or investment in any Person.
     (b) The authorized capital stock of Seller consists of (i) 35,000,000 shares of Common Stock, $0.001 par value (the “Seller Common Stock”), of which there are 5,526,561 [this will increase somewhat with employee issuance tomorrow] shares issued and outstanding, and (ii) an aggregate of 22,281,188 shares of Preferred Stock (the “Seller Preferred Stock” and, together with the Seller Common Stock, the “Seller Capital Stock”), of which (A) 391,450 shares are designated as Series A-1 Convertible Preferred Stock, $0.001 par value, of which there are 391,450 shares issued and outstanding, (B) 1,138,615 shares are designated as Series A-2 Convertible Preferred Stock, $0.001 par value, of which there are 1,138,615 shares issued and outstanding, (C) 12,417,773 shares are designated as Series A-3 Convertible Preferred Stock, $0.001 par value, of which there are 12,195,003 shares issued and outstanding, and (D) 8,333,350 shares are designated as Series B Convertible Preferred Stock, $0.001 par value, of which there are 8,079,044 shares issued and outstanding. The Stockholders are the record and beneficial owners and holders of Seller Common Stock, in the amounts shown on Schedule A, free and clear of all Liens. Except as set forth on Schedule 4.1(b), there are no other outstanding shares of capital stock or voting securities and there are no other options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Seller or obligating Seller to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of Seller Capital Stock are duly authorized, validly issued, fully paid and non-assessable. Except for the Second Amended and Restated Stockholders’ Agreement, dated as of April 10, 2009 among Seller and certain of its stockholders and Elizabeth McGregor’s irrevocable proxy granted to Patrick McGregor dated May 6, 2009, there are no contracts, commitments or agreements relating to voting, purchase or sale of Seller’s capital stock between or among Seller and any of its stockholders and, to the best of Seller’s knowledge, between or among any of Seller’s stockholders. Seller has, as of the Closing Date, terminated its 2003 Stock Incentive Plan and cancelled or otherwise terminated all options to purchase Seller Capital Stock previously issued thereunder.
     4.2. Authority Relative to Agreement. Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by its Board of Directors, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance other than the approval of the Contemplated Transactions by the Stockholders. This Agreement has been duly executed by Seller and constitutes the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.
     4.3. Absence of Conflicts. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, or constitute a breach or default under, any provisions of Seller’s Organizational Documents, (b) require the consent of any third party (including any Governmental Authority), (c) result in the creation or imposition of any Lien upon the Purchased Assets, (d) violate any Rule or Judgment to which Seller, or the Purchased Assets may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Seller or the Purchased Assets may be bound or affected.
     4.4. Books and Records. The Books and Records are accurate and complete and have been maintained in Seller’s usual, regular and ordinary manner, in accordance with GAAP, and all transactions of Seller are properly reflected therein. All Books and Records are (and at the Closing will be) located at the Leased Real Property.
     4.5. Financial Statements. Seller has delivered to Purchaser accurate and complete (i) copies of the audited balance sheets of Seller as of the last day of each of the three fiscal years of Seller for the periods ended December 31, 2008, 2007 and 2006, respectively, together with the related statements of income, stockholders’ equity and changes in cash flow for such fiscal years, and the notes thereto, in each case accompanied by the unqualified opinion thereon of Seller’s independent public accountants (“Historical Statements”), and (ii) copies of the unaudited balance sheet of Seller as of November 30, 2009 (the balance sheet of Seller as of November 30, 2009 being referred to as the “Balance Sheet”), together with the related unaudited statements of income, stockholders’ equity and changes in cash flow for the eleven-month period ended on such date, certified by the chief financial officer of Seller (“Interim Statement” and, together with the Historical Statements, the “Financial Statements”). The Financial Statements (a) were prepared in accordance with GAAP (except for immaterial year-end adjustments and the absence of notes thereto), (b) present fairly the financial position, results of operations and changes in cash flows of Seller as of such dates and for the periods then ended, (c) are accurate, correct and complete and in accordance with the Books and Records, and (d) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by Seller for United States federal income Tax purposes.

     4.6. Accounts Receivable. The Accounts Receivable (i) have arisen (and will have arisen prior to the Closing Date) in bona fide transactions, (ii) are (and as of the Closing Date will be) valid claims against account debtors for goods or services delivered or rendered, subject to no defenses, offsets or counterclaims, except for the reserves related thereto reflected on the Balance Sheet in accordance with GAAP (the “Reserves”), and (iii) subject to the Reserves, are collectible in the ordinary course and/or subject to agreements related thereto pertaining to extended, negotiated payment as set forth in Schedule 4.6. All Accounts Receivables arose (and will have arisen prior to the Closing Date) in the ordinary course of business and none of the obligors of such receivables have refused or given notice that they refuse to pay the full amount thereof. Except as set forth on Schedule 4.6, no receivables are subject to prior assignment, claim or other Lien. Seller does not have any Liability for any refunds, allowances, returns or discounts in respect of products or services manufactured, processed, distributed, shipped, rendered, provided or sold by it or for its account, in each case except to the extent of the Reserves and except as otherwise incurred in the ordinary course of business, consistent with past practice, and reflected on the Closing Date Balance Sheet. Where receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of Seller have been properly filed and recorded. After the Closing Date, Seller will not have any obligation (whether in bankruptcy or insolvency proceedings or otherwise) to repay any receivables collected by Seller prior to the Closing Date and, to the knowledge of Seller, Purchaser will not have any obligation (whether in bankruptcy or insolvency proceedings or otherwise) to repay any receivables reflected on the Closing Date Balance Sheet which Purchaser collects after the Closing Date.
     4.7. Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.7, Seller has no obligation or liability (including accounts payable), absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted (a “Liability”) and including, without limitation, deferred Tax liabilities, wages and commissions payable, fees payable to outside sales or marketing agents, vacation time or pay, severance pay, and any other Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, or other condition which occurred or existed on or before the Closing Date, which is not fully shown or provided for in the Balance Sheet except: (a) under the executory portion of any Contract (i) by which Seller is bound on the Closing Date, (ii) which, if required by this Agreement, is disclosed in a Schedule hereto, and (iii) the existence of which does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or a breach or default by Seller under any Contract; and (b) Liabilities incurred in the usual and ordinary course of business subsequent to the date of the Balance Sheet consistent with past practice and which will be reflected on the Closing Date Balance Sheet, the existence of which does not (and will not as of the Closing) otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or from a breach or default under any Contract listed or required to be listed in any Schedule to this Agreement.
     4.8. Absence of Certain Changes or Events. Since September 30, 2009, there has not been, nor does Seller know of, any development (including consummation of the transactions contemplated hereby) or threatened development of a nature which may cause any material adverse change in the financial condition, net worth, assets, liabilities, personnel, prospects or operations (including Seller’s relationship with suppliers, employees, customers and others) of the Business or the ability of Seller to perform this Agreement (a “Material Adverse Effect”). Except as set forth on Schedule 4.8 hereto, since September 30, 2009, Seller has operated the Business only in the ordinary course and has not:
     (a) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;
     (b) issued, granted, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities;
     (c) incurred any material indebtedness, obligation, lease or other Liability (contingent or otherwise);
     (d) suffered any significant adverse change in condition (financial or otherwise), results of operations, earnings, prospects, properties, business revenues, costs or relations with its employees, agents, customers, or others;
     (e) created, permitted or suffered any Lien with respect to any of the Purchased Assets;
     (f) sold, transferred, leased or removed from its premises any of its tangible assets except inventory in the ordinary course of business or sold, assigned, transferred or granted any rights under or with respect to any of the Intellectual Property;
     (g) executed, amended, or terminated (or committed to do such) any material agreement by which the Purchased Assets or Seller are or were bound or affected except for the purpose of consummating the Contemplated Transactions;
     (h) increased the compensation or benefits payable or to become payable to any officers or directors of Seller, or increased the compensation or benefits payable or to become payable to any other employee, independent contractor or agent of Seller by more than $10,000 in the aggregate;
     (i) made any material change in the operation or nature of any material aspect of the Business;
     (j) induced any employee or independent contractor of Seller to leave his or her employment or retention, or acted to otherwise adversely affect the relations of Seller with any employee or independent contractor;
     (k) prepaid or accelerated payment of indebtedness (other than as contemplated by this Agreement), delayed payment of payables in a manner inconsistent with past practices, changed credit practices or done anything to materially and adversely affect the relationship of Seller to any of its customers or suppliers;

     (l) failed to replenish its inventories and supplies in a manner consistent with its prior practice and any prudent business practices prevailing in the industry or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;
     (m) made any change in any material method of accounting or accounting practice;
     (n) waived any material rights relating to the Business or arising under or in connection with any of the Purchased Assets;
     (o) acquired any assets or properties in an aggregate amount greater than $10,000;
     (p) entered into any transaction, agreement or contract with any Related Party affecting Seller or the Purchased Assets or altered the terms of any transaction, agreement, contract or understanding with any Related Party;
     (q) suffered any adverse labor dispute or controversy;
     (r) without limiting the foregoing, entered into any transaction (except as contemplated by this Agreement) materially affecting any of the Purchased Assets or the operations, prospects or financial condition of Seller, other than in the usual and ordinary course of business; or
     (s) except for this Agreement, entered into any oral or written agreement, contract or commitment with respect to any of the matters described in clauses (a) through (r) above.
     4.9. Taxes. Seller has accurately prepared and timely filed all required federal, state, local and foreign returns, estimates, forms, information statements and reports (“Returns”) relating to any and all Taxes relating or attributable to Seller or its operations and such Returns are materially accurate and complete and have been completed in accordance with all Rules. Seller has timely paid all Taxes required to be paid with respect to such Returns or otherwise and has withheld with respect to its employees all Taxes required to be withheld by it under the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act, as amended, and other Taxes it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party and remitted the same to the applicable Governmental Authority. The accruals for Taxes on the Books and Records of Seller are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. Seller has not been delinquent in the payment of any material Tax, there is no Tax deficiency outstanding, proposed or assessed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Seller’s Tax Returns have never been audited and no audit or other examination of any Return of Seller is presently in progress nor has Seller received notice from a Governmental Authority indicating an intent to open any such audit or other examination. Seller is not (nor has it ever been) required to join with any other Person in the filing of a consolidated Tax return for federal Tax purposes or a consolidated or combined return or report for state Tax purposes.

Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement. Seller has no knowledge of any basis for the assertion of any Claim which, if adversely determined, would result in Liens on the assets of Seller relating to Taxes. No property owned by Seller is property that the Purchaser will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Seller has (a) not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code; (b) no knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to Seller, and (c) no application pending with any Governmental Authority requesting permission for any change in accounting method. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Purchaser by reason of Section 280G of the Code. Seller does not own an interest in any (i) domestic international sales corporation, (ii) controlled foreign corporation, or (iii) passive foreign investment company. Seller is not a party (other than as an investor) to any industrial development bond. During the previous two years, Seller has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code. None of the property owned or used by Seller is subject to a lease other than a “true” lease for federal income Tax purposes.
     4.10. Title to Properties. Seller has, and upon transfer of the Purchased Assets to Purchaser at Closing Purchaser will have, good and marketable title to all of the Purchased Assets (other than the Intellectual Property, the title to which is addressed solely in Section 4.20(b)), free and clear of any Lien other than Permitted Liens. None of the directors, officers, employees, agents or Affiliates of Seller owns any of the Purchased Assets. Other than property subject to the Personal Property Leases and the Real Property Leases, Seller does not hold or use any asset or property in connection with the Business which is not owned by Seller. Schedule 4.10 sets forth an accurate and complete list of all tangible personal property (other than Inventory) with a book value in excess of $1,000.00, including the location thereof, owned by Seller or which is used in the operations of the Business.
     4.11. Contracts; Defaults. Schedule 4.11 contains an accurate and complete list of all of the Contracts currently in effect except for those set forth in another Schedule hereto. Each Contract is a valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, the other party or parties thereto and each Contract is in full force and effect. Neither Seller, nor, to the knowledge of Seller, any other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other agreement by which the Purchased Assets or the Business may be bound or affected or under which such assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such an event of default thereunder.
     4.12. Compliance With Laws. Seller (i) has been at all times and is in material compliance with all federal, state, municipal, foreign and other laws, regulations, orders and other legal requirements applicable thereto (collectively, “Rules”), and, to the knowledge of Seller, no condition exists which, with or without notice or passage of time or both, shall cause it not to remain in compliance; and (ii) has received no notification and Seller has no knowledge or reason to believe that any notification could be forthcoming from any Governmental Authority: (a) asserting that Seller is not in compliance with any Rule; (b) threatening to revoke any License; or (c) notifying Seller of any investigation or product recall by any such Governmental Authority. Seller is not subject to any agreement or written understanding with any Governmental Authority with respect to the Purchased Assets or the Business.
     4.13. Real Property. Seller owns no real property. Schedule 4.13 sets forth an accurate and complete list of all real property leased or subleased by Seller (the “Leased Real Property”), including identification of the lease or sublease, to which Seller is a party or by which any of its interests in real property is bound (the “Real Property Leases”). Seller has provided Purchaser with accurate, correct and complete copies of all Real Property Leases and all amendments thereto. Seller has no Liability with respect to any Real Property Lease except as expressly set forth therein. Seller is in peaceable possession of the Leased Real Property. To the knowledge of Seller, none of such Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value to Seller of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as presently conducted. Except as disclosed on Schedule 4.13, to the knowledge of Seller, none of the Leased Real Property is subject to any mortgage, deed of trust or other Lien (except the Lien of current Taxes not yet due and payable) which could, by foreclosure, enforcement or deed-in-lieu transfer, terminate or otherwise adversely affect any of the Real Property Leases. The Leased Real Property is subject to no leases or tenancies (including ground leases and other underlying leases) except the Real Property Leases. To the knowledge of Seller, neither the whole nor any portion of any Leased Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received and, to the best knowledge of Seller, no such condemnation, requisition or taking the Leased Real Property is threatened. To the knowledge of Seller, there are no public improvements pending or threatened which may result in special assessments against or otherwise affecting the Leased Real Property.
     4.14. Condition of Properties. The tangible Purchased Assets are in good operating condition, normal wear and tear excepted, and are fit for their intended purpose. To the knowledge of Seller, there are no structural or other material physical defects or deficiencies in the condition of any Leased Real Property or improvements thereon. To the knowledge of Seller, the buildings, structures and improvements situated on each such parcel which is currently leased or subleased by Seller, and appurtenances thereto are in good condition (subject to normal wear and tear), and as such are adequate to conduct the Business as presently conducted.
     4.15. Litigation. Except as set forth in Schedule 4.15, there are no pending or, to the knowledge of Seller, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which Seller is a party, by which Seller, the Business or the Purchased Assets are bound or affected or which affect or relate to the transactions contemplated hereby. To the knowledge of Seller, there is no reasonable basis for any such legal action, proceeding or investigation. None of Seller, the Business nor any Purchased Asset is subject to any Judgment.

     4.16. Employees and Independent Contractors.
     (a) Labor Agreements. Seller is not a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or Persons providing services to Seller. No current union representation questions involving employees of or Persons providing services to Seller are outstanding. Seller has no knowledge of any actual or threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of Seller. During the past five years, Seller has not experienced any material work stoppage, and no labor dispute, grievance, slowdown, lockout, strike, work stoppage or other collective labor action is in effect, pending or, to the knowledge of Seller, threatened against or affecting the Business. Seller is not engaged in any unfair labor practice. There has been no mass lay-off, plant closure, employment loss or other event covered by the Worker Adjustment and Retraining Notification Act within the last year. During the past year, twelve (12) employees (excluding any employees terminated for cause within the meaning of applicable law) have been terminated by Seller or have resigned.
     (b) Agreements. Except as set forth on Schedule 4.16(b), Seller is not currently a party to or bound by any Contract for the employment of any director, officer or employee or for the performance by any independent contractor of services. Notwithstanding any disclosure in any Schedule hereto, there are no agreements that would restrict the ability of Seller to terminate the employment of any of Seller’s employees at any time, at will, without Liability. There are no agreements that would restrict the ability of Seller to terminate at will, at any time upon thirty days’ notice or less, without Liability, the agency, distributorship, consultancy or other contract or arrangement of any Person, except to the extent longer notice periods are expressly required pursuant to the terms of the Contracts disclosed in a Schedule to this Agreement, accurate and complete copies of which have been provided to Purchaser. Except as set forth on Schedule 4.16(b), Seller is not a party, directly or indirectly, to any Contract with any Governmental Authority which would require it to maintain an affirmative action plan or similar program or arrangement. To Seller’s knowledge without due inquiry, no employee of Seller has any plan or intention to terminate employment with Seller or not to accept an offer of employment by a Purchaser, if made.
     (c) Compensation. Schedule 4.16(c) sets forth an accurate and complete (i) list of directors, officers, employees and independent contractors who perform services for Seller, (ii) summary description, for each such Person, of the current rate of compensation payable to such Person (including the date of the most recent increase thereof), whether such Person is an active employee or on leave, whether such Person is employed on a full-time or part-time basis and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive upon termination of employment or service or as a result of any of the transactions contemplated by this Agreement, and (iii) list of all former directors, officers, employees and independent contractors to whom Seller is currently obligated to pay any severance, compensation or other remuneration or benefit. Except as set forth in Schedule 4.16(c), Seller has no oral or written severance policy or other severance obligation. Schedule 4.16(c) also contains a complete and accurate list of any bonus, severance payment, change of control payment, payment triggered by termination of any employment agreement to which Seller is a party or other payments owed by Seller at Closing on account of any Employee Plan or other Contract, or owed at any other time and which would not be payable but for, individually or among other things, the consummation of the transactions contemplated by this Agreement.
     (d) Manuals. Set forth in Schedule 4.16(d) is an accurate and complete list of all manuals, brochures, publications, policies, procedures or similar documents of Seller regarding compensation, benefits, perquisites, office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of Seller and all communications to employees concerning such matters.
     4.17. Seller Employee Plans. Schedule 4.17 contains a list of all (a) employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1934, as amended (“ERISA”), (b) plans, policies or arrangements which provide non-qualified deferred compensation, bonus or retirement benefits, severance or “change of control” (as set forth in Section 280G of the Code) benefits, or life, disability, accident, vacation, tuition reimbursement or other material fringe benefits, (c) defined benefit plans or defined contribution plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA), and (d) multiemployer plans (as defined in Section 3(37) of ERISA), (collectively, the “Employee Plans”) maintained by Seller in each case with respect to any employees of Seller and those employees on lay-off, disability or leave of absence, former employees, and retired employees (the “Seller Employee Plans”). Each of the Seller Employee Plans and, with respect to each Seller Employee Plan, Seller, is in compliance in all material respects, in form and operation, with the requirements provided by any and all applicable Rules, including ERISA, and the Code. All required reports and descriptions of the Seller Employee Plans have been timely filed and distributed. Seller does not maintain, contribute to, or have any Liability or post-employment obligation for medical, health, life or other welfare benefits for employees (other than any welfare benefits provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar law (“COBRA”)). Seller is in compliance, in all material respects, with Section 4980B of the Code (or Section 162 of the Code, as in effect prior to the effective date of Section 4980B of the Code).
     4.18. Environmental Matters. The operations of the Business have been at all time and are in full compliance with all Rules relating to pollution or protection of the environment, including, but not limited to, any statutes, rules or regulations relating primarily to emissions, discharges, release of pollutants, contaminants or hazardous or toxic materials or wastes (collectively, the “Hazardous Materials”) into ambient air, surface water, groundwater or land or otherwise relating to the manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous toxic materials or water (the “Environmental Laws”). No notice or Claim has been received with respect to violations of any such Environmental Laws and Seller does not know of any obligation or Liability relating to violations of any such Environmental Laws. Seller possesses all required permits, licenses, certifications and approvals and has filed all notices or applications relating or pertaining to such Environmental Laws.

     4.19. Inventory. All items of Inventory (a) have been acquired in the ordinary course of business, (b) are (and will be as of the Closing Date ) of a good and merchantable quality, usable or saleable in the ordinary course, (c) are (and will be as of the Closing Date) of a quantity sufficient to enable Purchaser to operate the Business as currently operated, and (d) do not (and will not as of the Closing Date) include any obsolete or defective materials.
     4.20. Intellectual Property.
     (a) Schedule 4.20(a) sets forth an accurate and complete list (together with a summary description of each item (as appropriate) and, where applicable, of the date granted or applied for, and the expiration date and status thereof) of all United States and foreign Patents, Trademarks, Trade Names, service marks, web sites, domain names, logos and copyrights (a) licensed to or from any third party by Seller as described thereon, (b) owned by, or registered or applied for by, or in the name of, Seller, (c) in which Seller has any rights, or (d) which are utilized in the operation of the Business. The patent applications listed on the attached Schedule 4.20(a) were duly filed.
     (b) Except as expressly set forth in the second, third and fourth sentences of this Section 4.20(b) and in Schedule 4.20(b), (i) Seller owns (and upon transfer of the Purchased Assets to Purchaser at Closing Purchaser will own), on an exclusive basis, free and clear of all Liens, all right, title and interest in, or possesses (and upon transfer of the Purchased Assets to Purchaser at Closing Purchaser will possess) sufficient rights to use, all of the Intellectual Property, including the Intellectual Property identified in Schedule 4.20(a), and (ii) without limiting clause (i) hereof, Seller owns, on an exclusive basis, free and clear of all Liens, all right, title and interest in the provisional and nonprovisional patent applications set forth in Schedule 4.20(a), and the inventions and subject matter described therein. None of the Intellectual Property, nor the operations of the Business, infringe the proprietary and legally protected rights of any third party and the Deliverables as a whole as set forth in the TTC Agreement are not required, necessary, or critical to the features or functionality of the Software or any products or services sold to customers by Seller. Any breach of the immediately preceding sentence shall not be deemed to be a breach of the representations and warranties made in the first sentence of this Section 4.20 (b) nor those which are made in Section 4.10 of this Agreement. The representations and warranties contained in this Section 4.20(b) do not apply to any commercially available software products used by Seller under standard end-user license agreements (“Shrink-Wrap Software”).
     (c) Except as set forth in Schedule 4.20(c), Seller does not pay any royalty to anyone with respect to any of the Intellectual Property. To the knowledge of Seller, none of the Intellectual Property is being infringed by any Person. Seller has sufficient software licenses for all of the Shrink-Wrap Software which it uses in the operation of the Business without violating the terms or provisions of any such software license.
     4.21. Licenses. Set forth in Schedule 4.21 is a true and complete list of all Licenses. Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any Liens or any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. Each of the Licenses is freely transferable by Seller to Purchaser without the consent of any third party, and is sufficient in all respects to permit the continued lawful conduct by Purchaser of the Business in the manner now conducted by Seller. Seller is not in default or in violation with respect to any of the Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by Seller under or violation of any License.
     4.22. Insurance. Seller has obtained and maintained commercially reasonable amounts of insurance to protect Seller and the Purchased Assets against the types of liabilities customarily insured against by Persons in connection with the operation of similar businesses, an accurate and complete list of which are set forth in Schedule 4.22, and all premiums due on such policies have been paid. Seller has complied with the provisions of all such policies. Seller has previously delivered to Purchaser complete and correct copies of all such policies, together with all riders and amendments thereto. Such policies are in full force and effect and Seller is not in default under any of them. Seller has not received any notice of cancellation or intent to cancel or increase premiums with respect to such insurance policies, nor is there any basis for any such action. Schedule 4.22 also contains a list of all claims or asserted claims reported to insurers under such policies, including all claims, actions or proceedings asserted against Seller at any time within the past five (5) years.
     4.23. Customers. Set forth in Schedule 4.23 is an accurate and complete list of (a) all of the current customers of Seller during 2009, and (b) customers of Seller from 2008 or 2007 who are no longer customers. To the knowledge of Seller, no customer of Seller set forth on Schedule 4.23 in response to clause (a) of this Section 4.23 (each, a “Current Customer”) has threatened within the last twelve months to cancel or otherwise terminate, or, intends to cancel or otherwise terminate, the relationship of such Person with Seller. Except as set forth on Schedule 4.23, no Current Customer has during the last twelve months decreased materially or, other than as part of the negotiation of a contract with Seller which was ultimately executed and delivered, threatened to decrease or limit materially its usage or purchase of services or products of Seller, or to the knowledge of Seller, intends to modify materially its relationship with Seller. To the knowledge of Seller, the purchase of the Business by Purchaser will not materially and adversely affect the relationship of the Business with any Current Customer. Except as set forth on Schedule 4.23, Seller has not offered to any Person and Seller has no knowledge of any Person entitled to claim any cash discount, profit participation, stock adjustment or other rebate or premium in connection with or on account of the purchase of products or services of Seller.
     4.24. Transactions with Related Parties. For purposes of this Agreement, the term “Related Party” shall mean (i) any past or present member, director, officer or owner or any present employee or independent contractor (to the extent he, she or it provides the same types of services as an employee would) of Seller, or (ii) any spouse of any such member, director, officer, employee or owner (such persons in (i) or (ii) referred to herein as a “Related Party” or collectively as the “Related Parties”). Except as set forth in Schedule 4.24, during the past three years no director or officer of Seller and, to the knowledge of Seller, no other Related Party has been a member, manager, director or officer of, or has had any direct or indirect interest in, any person or entity which during such period has been a supplier or customer of products or services of Seller, or has competed with or been engaged in any business which is competitive to the Business. Except as set forth in Schedule 4.24, no Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property of Seller or that Seller uses in the conduct of the Business. Except as set forth in Schedule 4.24, no Related Party owes any money or other amounts to, nor is any Related Party owed any money or other amounts by Seller other than compensation paid for services actually performed in amounts in keeping with past practice and in the ordinary course of business and not in violation of any other provision of this Agreement.
     4.25. Absence of Certain Commercial Practices. Neither Seller, any of its officers or directors nor, to the knowledge of Seller, any of its employees or agents (or any Person acting on behalf of any of the foregoing) has given or agreed to give (i) any gift or similar benefit of more than nominal value to any supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist Seller, the Business or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits would individually or in the aggregate subject either Seller or any such officer, director, employee or agent to any fine, penalty, cost or expense or to any criminal sanctions, (ii) receipts from or payments to any governmental officials or employees, (iii) commercial bribes or kick-backs, (iv) political contributions, or (v) any receipts or disbursements in connection with any unlawful boycott, in each case in violation of any Rule. No such gift or benefit is required in connection with the operation of the Business to avoid any fine, penalty, cost, expense or any material adverse effect on the financial condition, net worth, assets, Liabilities, personnel, prospects or operations (including relationships with suppliers, employees, customers and others) of the Business.
     4.26. Name. Seller has never operated during the past five years under, or used, any corporate name other than “BitArmor Systems, Inc.”
     4.27. Brokers or Finders. Except as set forth in Schedule 4.27, Seller has not employed or engaged any firm, corporation, agency or other person to act as a broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
     4.28. Indebtedness. All of the Liabilities of Seller for accounts payable that are reflected on the Balance Sheet or will be reflected on the Closing Date Balance Sheet (a) have arisen (and will arise) in bona fide transactions, and (b) arose (and will have arisen prior to the Closing Date) in the ordinary course of business, consistent with past practice. Seller has outstanding no Indebtedness for Borrowed Funds other than as set forth on Schedule 4.28 and Seller has not agreed to create or incur any additional or other Indebtedness for Borrowed Funds. Except as set forth on Schedule 4.28, Seller has no Liability to any Stockholder.
     4.29. Bank Accounts, Etc. Schedule 4.29 sets forth an accurate and complete list of each financial institution in or with which Seller has an account, credit line or safety deposit box, and a brief description thereof including amounts and the names of all persons currently authorized to draw thereon or having access thereto.
     4.30. Board Approval. The Board of Directors of Seller has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Seller and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Seller approve this Agreement and consummation of the transactions contemplated hereby.

     4.31. Required Stockholder Vote. All required votes of the Stockholders of Seller have been received (or by the Closing Date will have been received) to approve this Agreement and the Contemplated Transactions.
     4.32. Rights Agreements. Seller has no “Rights Agreement” or similar instruments or plans which will be triggered on account of the execution of this Agreement by Seller.
     4.33. Effect of Transaction. The Purchased Assets constitute all of the assets and properties, tangible and intangible, which are used (whether or not owned) by Seller in the operation of the Business or which are necessary for the operation of the Business in the ordinary course consistent with past practice.
     4.34. Information and Opportunity to Inquire.
     (a) Seller has been given access to all documents and information it has requested in connection with making a decision to invest in the Purchaser Common Stock and has been advised by counsel. Seller has had the opportunity to ask questions of representatives of Purchaser and has had all of his questions answered to its satisfaction. Seller has received and had a chance to review all of the information (both financial and otherwise) which it has requested to review in connection with its decision to invest in the Purchaser Common Stock.
     (b) Seller has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risk of its investment in the Purchaser Common Stock and protecting its own interests in connection with this transaction.
     (c) Seller is acquiring the Purchaser Common Stock solely for its own account and beneficial interest for investment and not with a view to or for sale in connection with any distribution of any part thereof, has no present intention of selling, granting any participation in or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. The entire legal and beneficial interest of the Purchaser Common Stock Seller is acquiring is being acquired for its own account only and not in whole nor in part for any other person. Any transfer of the Purchaser Common Stock by Seller will be made in compliance with all applicable federal and state securities laws.
     4.35. Full Disclosure. No representation, warranty or covenant in this Agreement, nor any certificates or Schedules furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are to be made, not misleading. All documents (or copies thereof) referred to in the Schedules or Exhibits hereto have been Made Available to Purchaser. Copies of all documents furnished by or on behalf of Seller to Purchaser or its representatives in connection with or pursuant to the terms of this Agreement are complete and accurate. All financial projections provided to Purchaser by Seller were prepared by Seller in good faith based upon reasonable assumptions and, although Seller does not guarantee the results of these projections, all such projections reflect Seller’s good faith best estimate of the financial results reflected therein. All facts set forth in the Recitals are accurate and correct.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     Purchaser represents and warrants to Seller as follows as of the date hereof and as of the effective time of the Closing. The following representations and warranties are qualified by the exceptions set forth in the Schedules to this Article V only to the extent an exception expressly refers to the specific representations and warranties which it qualifies or to the extent the exception is sufficiently clear and specific on its face to communicate the specific representations and warranties which it qualifies, regardless of whether or not such exception contains an express cross-reference to any such other representations and warranties.
     5.1. Organization, Ownership and Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as is currently conducted, and to execute this Agreement and to perform the transactions contemplated herein.
     5.2. Authority Relative to Agreement. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all required corporate process and applicable Rules, and no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Purchaser and constitutes the valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.
     5.3. Absence of Conflicts. Except as set forth in Schedule 5.3, the execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, or constitute a breach or default under, any provisions of Purchaser’s Organizational Documents, (b) require the consent of a third party (including any Governmental Authority) as a condition to the effectiveness hereof, including any stockholders of Purchaser with pre-emptive or other similar rights, or (c) violate any Rule or Judgment to which Purchaser may be subject.
     5.4. Capitalization.
     (a) The authorized capital stock of Purchaser as of December __, 2009 consists of (a) 118,975,210 (which, by no later than the Closing Date, shall be increased to 129,175,210) shares of Class A Voting Common Stock, par value $0.0001 per share, of which                       shares are issued and outstanding as of the date hereof, (b) 6,174,654 shares of Class B Non-Voting Common Stock, par value $0.0001 per share, of which                       shares are issued and outstanding as of the date hereof, (c) 10,952,633 shares of Series A-1 Preferred Stock, par value $0.0001 per share, of which 10,952,633 shares are issued and outstanding as of the date hereof, (d) 11,505,258 shares of Series

A-2 Preferred Stock, par value $0.0001 per share, of which 11,505,258 shares are issued and outstanding as of the date hereof, and (e) 5,882,353 shares of Series B Preferred Stock, par value $0.0001 per share, of which 5,882,351 shares are issued and outstanding as of the date hereof. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and non-assessable, free of any Liens imposed by Purchaser.
     (b) By no later than the Closing Date, Purchaser shall have a sufficient number of authorized shares of Class A Voting Common to satisfy all actual and contingent contractual commitments of Purchaser in the form of options, warrants and convertible securities.
     (c) Except as set forth on Schedule 5.4, the current conversion prices of each series of preferred stock referred to in Section 5.4(a) are not less than or different from the initial conversion prices therefor set forth in the Certificate of Incorporation of Purchaser, as amended through the date hereof.
     5.5. Financial Statements. Purchaser has delivered to Seller accurate and complete (i) copies of the audited balance sheets of Purchaser as of the last day of each of the two fiscal years of Seller for the periods ended December 31, 2008 and 2007, respectively, together with the related statements of income, stockholders’ equity and changes in cash flow for such fiscal years, and the notes thereto, together with the report thereon of Purchaser’s independent auditors (“Purchaser Historical Statements”), and (ii) copies of the unaudited balance sheet of Seller as of October 31, 2009, together with the related unaudited statement of income for the ten-month period ended on such date, (“Purchaser Interim Statement” and, together with the Purchaser Historical Statements, the “Purchaser Financial Statements”). Except as set forth on Schedule 5.5, the Purchaser Financial Statements (a) were prepared in accordance with GAAP (except, with respect to Purchaser Interim Statements, for immaterial year-end and audit adjustments and the absence of notes thereto), (b) present fairly the financial position, results of operations and changes in cash flows of Purchaser as of such dates and for the periods then ended, and (c) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by Purchaser for United States federal income Tax purposes.
     5.6. Brokers or Finders. Purchaser has not employed or engaged any firm, corporation, agency or other person to act as a broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
     5.7. Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.7, Purchaser has no obligation or liability (including accounts payable), absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted (a “Purchaser Liability”) and including, without limitation, deferred Tax liabilities, wages and commissions payable, fees payable to outside sales or marketing agents, vacation time or pay, severance pay, and any other Purchaser Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, or other condition which occurred or existed on or before the Closing Date, in each case that would be required to be reflected or reserved against on a balance sheet of Purchaser prepared in accordance with GAAP, which is not fully shown or provided for in the Purchaser Financial

Statements except Purchaser Liabilities incurred in the usual and ordinary course of business subsequent to the date of the Purchaser Financial Statements consistent with past practice.
     5.8. Disclosure. No representation or warranty by the Purchaser contained in this Agreement or any documents referred to herein contains any untrue statement of a material fact. Since September 30, 2009, there has not been, nor does Purchaser know of, any development (including consummation of the transactions contemplated hereby) of a nature which may cause any material adverse change in the financial condition, net worth, assets, liabilities, personnel, prospects or operations (including Purchaser’s relationship with suppliers, employees, customers and others) of Purchaser’s business or the ability of Purchaser to perform this Agreement.
     5.9. Compliance With Laws. Purchaser (i) is in material compliance with all Rules and, to the knowledge of Purchaser, no condition exists which, with or without notice or passage of time or both, shall cause it not to remain in compliance; and (ii) has received no notification and Purchaser has no knowledge or reason to believe that any notification could be forthcoming from any Governmental Authority: (a) asserting that Purchaser is not in compliance with any Rule; (b) threatening to revoke any licenses (including licenses to use computer software), permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any private party; or (c) notifying Purchaser of any investigation or product recall by any such Governmental Authority.
     5.10. Litigation. Except as set forth in Schedule 5.10, there are no pending or, to the knowledge of Purchaser, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which Purchaser is a party, by which Purchaser is bound or affected or which affect or relate to the transactions contemplated hereby. None of the Purchaser, the Purchaser’s business nor any material asset of Purchaser, is subject to any Judgment which remains unsatisfied or unsettled.
     5.11. Insurance. Purchaser has obtained and maintained commercially reasonable amounts of insurance to protect it and its owned assets against the types of liabilities customarily insured against by Persons in connection with the operation of similar businesses and all premiums due on such policies have been paid. Seller has complied with the provisions of all such policies.
ARTICLE VI.
COVENANTS
     6.1. Conduct of the Business Prior to the Closing Date. During the period from the date of this Agreement and continuing through the Closing Date, Seller agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, Seller shall operate the Business and its affairs in such a manner so that the representations, warranties and covenants contained in Article IV shall continue to be true and correct throughout such period and on and as of the Closing Date as if made by Seller on the Closing Date, and throughout such period Seller shall operate the Business in the ordinary course in at least the same manner as heretofore conducted and shall (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees,

(iii) preserve its relationships with customers, suppliers and others having business dealings with it, and (iv) not do or permit to be done any of the actions described in Section 4.8.
     6.2. Non-Solicitation. Seller shall not, and will advise its directors, officers, stockholders, employees, representatives, investment bankers, attorneys, accountants, advisors and agents (the foregoing being collectively called “Representatives”) not to, directly or indirectly, encourage, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Purchaser and its directors, officers, employees, representatives and agents) concerning any proposed (i) merger, consolidation, share exchange, business combination or other similar transaction with Seller, or (ii) sale, lease, exchange, transfer or other disposition, directly or indirectly, of all or a substantial portion of the assets of Seller. Seller will immediately notify Purchaser of the terms of any proposal, discussion, negotiation or inquiry (and will disclose to Purchaser any written materials received by Seller in connection with such proposal, discussion, negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.
     6.3. Confidentiality; Public Announcements. This Agreement and the terms hereof are confidential and no party or signatory hereto shall disclose any of the terms of this Agreement, the transaction contemplated hereby or the fact that the parties are engaged in negotiations, without the prior approval of the other parties. Purchaser and Seller shall consult with each other on the desirability, timing and substance of any press release or public announcement, publicity statement or other public disclosure relating to the transaction contemplated hereby or the fact that negotiations among the parties are being held. Purchaser and Seller each agree not to make any such public disclosures without the prior consent of the other as to the content and timing of such disclosure. The parties acknowledge that the obligations of Purchaser pursuant to this Section 6.3 shall terminate at the Closing.
     6.4. Access to Information. Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without significant disruption to the Business, Seller will give Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all Books and Records of Seller (including Tax Returns and accounting work papers) and will permit Purchaser to make copies thereof and will fully cooperate with regard to such inspections (in order to conduct, among other things, interviews of individuals and inspections of facilities) as it may reasonably request for any purpose, including, without limitation, verification that the representations and warranties were true when made and continue to be true through and including the Closing Date and will cause its officers to furnish Purchaser such financial and operating data and other information with respect to the business and properties of Seller which Purchaser may from time to time reasonably request.
     6.5. Intentionally Omitted.
     6.6. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     6.7. Books and Records. Upon reasonable request, Purchaser will allow Seller and its representatives, attorneys and accountants access to the accounting books and records, in each case which are part of the Purchased Assets, during Purchaser’s normal business hours, for the purpose of examining and copying the same in connection with any matter related to or arising out of (a) this Agreement, (b) the transactions contemplated hereby, or (c) the preparation or filing of any Return.
     6.8. Employees.
     (a) Concurrently within the Closing, Seller shall terminate the employment of all of the persons employed by Seller (the “Seller Employees”), and Purchaser shall, in its sole discretion with no obligation to do so, offer employment to Seller Employees on terms and conditions established by Purchaser. If applicable, Seller shall use its commercially reasonable efforts to encourage Seller Employees to accept employment with Purchaser; provided, however, that, except as provided in Schedule 6.8, Purchaser shall have no severance obligation to Seller Employees in the event such employment is not offered or accepted, as the case may be, by any Seller Employee. Should Purchaser offer such employment to any Seller Employee, Purchaser shall retain any and all rights to terminate Seller’s Employees with or without cause. The “Commencement Date” for all Seller Employees who are offered employment by Purchaser and accept Purchaser’s offer of employment (“Transferred Employees”) shall be the Closing Date, except with respect to those Transferred Employees to whom employment offers are made who are, as of the Closing Date, on short-term disability or a leave of absence, in which case the Commencement Date shall be the date upon which such a Transferred Employee is able to and does commence active employment with Purchaser. All Transferred Employees shall receive credit under the Purchaser’s benefit plans, programs or policies covering the Transferred Employees (other than the Purchaser Stock Option Plan) for years of service with Seller and any predecessors for purposes of eligibility, participation, vesting entitlement (other than the Purchaser Stock Option Plan) and for purposes of determining severance pay and vacation entitlement (but not for retirement benefit accrual purposes). Purchaser shall give all Transferred Employees credit for earned but not used vacation, sick pay and similar items accrued as of the Commencement Date and set forth on Schedule 6.8(a).
     (b) With respect to all Transferred Employees who are eligible and elect to become participants in any Purchaser Employee Plan providing medical, dental, life or disability benefits (a “Purchaser Welfare Plan”), to the extent required by the Health Insurance Portability and Accountability Act of 1996 (“HIPPA”), Purchaser shall waive, or shall cause its insurance carriers to waive, any exclusion or limitations on pre-existing conditions (as such term is defined in HIPPA) and any eligibility waiting periods under the applicable Purchaser Employee Plans. Coverage of each Transferred Employee under the Purchaser Welfare Plans shall be effective on the Commencement Date for such Transferred Employee.
(c) (i) Seller shall comply in all material respects with the applicable requirements of COBRA through the Closing Date and, except as described below, Seller shall be solely responsible for (A) claims of Seller Employees who do not become Transferred Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation and claims under any Seller Employee Plan providing medical, dental, life or disability benefits (each, a “Seller Welfare Plan”), (B) claims of Transferred Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation and claims under any Seller Welfare Plan that are incurred before the Commencement Date, (C) claims relating to COBRA continuation coverage attributable to “qualifying events” with respect to all Seller Employees who do not become Transferred Employees and their eligible beneficiaries and dependents, and (D) claims relating to COBRA continuation coverage attributable to “qualifying events” occurring before the Commencement Date with respect to all Transferred Employees and their eligible beneficiaries and dependents. Except as described below, Purchaser shall be solely responsible for (x) claims of Transferred Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation and claims under Purchaser Welfare Plans that are incurred on or after the Commencement Date and (y) claims relating to COBRA continuation coverage attributable to “qualifying events” occurring on or after the Commencement Date with respect to Transferred Employees and their beneficiaries and dependents.
     (ii) Notwithstanding the forgoing, for purposes of COBRA continuation coverage, if on or after the Closing Date Seller in connection with the Contemplated Transactions, ceases to provide any group health plan to any Seller Employee, Purchaser will be a “successor employer” to the Seller as defined in Treasury Regulation Section 54.4980B-9 Q-8(c)(1). Upon Purchaser becoming a successor employer, Purchaser shall be solely responsible to make available COBRA continuation coverage, as required under Treasury Regulation Section 54.4980B-9 Q-8(c)(1), to M &A qualified beneficiaries, as defined in Treasury Regulation Section 54.4980B-9 Q-4, beginning on the later of (x) the Closing Date or (y) the date Seller ceases to provide any group health plan to any employee. Seller will notify Purchaser in advance of its intent to terminate all group health plans which could trigger Seller’s COBRA obligation under this paragraph.
     (d) Unless Purchaser and Seller otherwise agree in writing, Seller shall terminate, effective at least one day prior to the Closing Date, any 401(k) plan sponsored by Seller, , with assets to be distributed as soon thereafter as administratively practicable. All other Seller Employee Plans shall, to the extent permitted by their terms, and to the extent desired by Purchaser, be terminated as soon as practicable after Seller’s employees become eligible for, and begin participation in, the employee benefit plans sponsored by Purchaser. Seller shall provide evidence reasonably satisfactory to Purchaser to reflect the termination of Seller’s 401(k) plan.
     6.9. Attorney-in-Fact. Effective as of the Closing, Seller hereby appoints Purchaser as its agent and attorney-in-fact to endorse any checks received by Purchaser in payment of Accounts Receivable comprising part of the Purchased Assets, and agrees to remit to Purchaser, promptly upon receipt thereof and in a form duly endorsed to Purchaser, all checks received by Seller in payment of any such Accounts Receivable.
     6.10. Subrogation. In the event that Purchaser shall suffer any damage with respect to any matter which was covered by insurance maintained by Seller at or prior to the Closing, the parties agree that Purchaser shall be and hereby is subrogated to any rights of Seller under such insurance coverage, and, in addition, Seller agrees promptly to remit to Purchaser any insurance proceeds which Seller may receive on account of any such damage, but not to exceed the amount of all costs and damages incurred by Purchaser in connection with such matter.
     6.11. Use of Marks. As of the Closing, Seller shall cease to use any of the Purchased Assets, including logos, marks and other Intellectual Property comprising a part thereof.
     6.12. Collection of Accounts. If after the date hereof Seller receives any payment on any Accounts Receivable acquired by Purchaser hereunder, Seller shall forward such payment to Purchaser within five business days after Seller’s receipt thereof, together with any endorsement required so as to permit Purchaser to collect on such Accounts Receivable.
     6.13. Seller LLC Conversion Prior to Purchaser Capital Transaction or First Anniversary of Closing.
     (a) No later than immediately prior to the earlier of the consummation of a Purchaser Capital Transaction or the first annual anniversary of the Closing, the Boards of Purchaser and Seller shall cause Seller to change its legal form from a Delaware corporation to a Delaware limited liability company by way of merger, amendment to articles of incorporation, or any other legally permissible method of conversion (the “Seller LLC Conversion”). Pursuant to the Seller LLC Conversion, but solely for tax purposes, all the assets of Seller, including the Purchaser Common Stock, shall be deemed transferred to the stockholders of Seller in proportion to their respective Pro Rata Shares in liquidation of Seller and then immediately contributed to a newly formed limited liability company (the “Seller LLC”), which shall be classified as a partnership for tax purposes, pursuant to Section 721 of the Code. As part of the Seller LLC Conversion, Seller shall cause Seller LLC to expressly assume, in writing, all of the obligations of Seller to Purchaser pursuant to this Agreement as though Seller LLC were a party to this Agreement.
     (b) Each of Seller and Purchaser shall, and shall (to the extent of available power) cause its Affiliates and stockholders to, take such actions as may be reasonably requested by the Boards of Purchaser and Seller to effect the Seller LLC Conversion.
     (c) The Boards of Purchaser and Seller may make such provision as shall be reasonably necessary to ensure compliance with the Securities Act, Exchange Act and other securities laws in connection with the first Purchaser Capital Transaction which occurs after the Closing Date, including providing the Stockholders with such disclosure as is required under the Securities Act.
     (d) For purposes of this Section 6.13, the following definitions shall apply.

     (i) “Board” means as to a corporation, that corporation’s board of directors.
     (ii) “Change of Control” shall mean the acquisition after the date hereof, directly or indirectly, including through a merger, consolidation or other acquisitive transaction, by any individual, entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an individual, entity or group together with their Affiliates that owns Purchaser stock) of beneficial ownership (as defined in Rule 13d 3 under the Exchange Act) of more than fifty percent 50% of the aggregate outstanding voting power of Purchaser or the aggregate outstanding stock of Purchaser.
     (iii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     (iv) “Pro Rata Share” shall mean, as to each Stockholder, the percentage shown opposite such Stockholder’s name on Schedule A.
     (v) “Purchaser Capital Transaction” shall mean (A) the sale, exchange or other disposition of all or substantially all of Purchaser’s assets in one or a series of related transactions in exchange for (x) cash, (y) securities of an entity which is registered pursuant to Section 12 and subject to Section 13 of the Exchange Act, or (z) a combination of cash and such securities, (B) any Change of Control pursuant to which shares of Purchaser Common Stock are converted into, exchanged for or purchased for (x) cash, (y) securities of an entity which is registered pursuant to Section 12 and subject to Section 13 of the Exchange Act, or (z) a combination of cash and such securities, or (C) Purchaser becoming registered pursuant to Section 12 and subject to Section 13 of the Exchange Act. For purposes of this definition, the phrase “other disposition” includes a taking of all or substantially all of a property by eminent domain or the damage or destruction of all or substantially all of such property or any transaction not in the ordinary course of business which results in the Purchaser’s receipt of cash or other consideration including condemnations, recoveries of damage awards and insurance proceeds.
     (vi) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     6.14. Seller Activities Prior to Purchaser Capital Transaction. After Closing and prior to the Seller LLC Conversion, Seller’s sole purpose shall be to maintain its corporate form and to hold, conserve and manage the Purchaser Common Stock which constitutes the Purchase Price and any assets derived therefrom and to orderly wind up the affairs of Seller related to the Excluded Assets and Liabilities of Seller which are not Assumed Liabilities. Seller shall not take any actions or carry on any activity inconsistent with such purpose.
     6.15. Tax Treatment of Agreement Transactions.

     (a) The parties hereto intend, acknowledge, and agree as follows with respect to the tax treatment of the Closing, Purchased Assets, Seller LLC Conversion, and other transactions contemplated by this Agreement, to the fullest extent permitted by law:
     (i) It is intended that this Agreement be treated as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations and the parties to this Agreement hereby adopt this Agreement as a plan of reorganization.
     (ii) It is intended that the Closing and Seller LLC Conversion, collectively, be treated as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Accordingly, it is further intended that the transactions contemplated by the Agreement not be taxable to Seller pursuant to Sections 361 of the Code and not be taxable to the stockholders of Seller pursuant to Section 354 of the Code.
     (b) The parties to this Agreement agree to prepare all books and records, and file all Tax Returns, and otherwise treat the transactions contemplated by this Agreement, in a manner consistent with this Section 6.15.
     6.16. Supplements to Schedules. From time to time prior to the Closing, Seller will promptly supplement or amend the Schedules to this Agreement with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment shall have any effect for the purpose of determining (i) satisfaction of the conditions to Closing set forth in Section 9.1 hereof, (ii) the compliance by Seller with the covenants of the Company set forth herein, or (iii) whether Seller shall have breached any representation or warranty of Seller contained herein.
ARTICLE VII.
RESTRICTIVE COVENANTS
     7.1. Non-Competition. Seller agrees that, beginning on the Closing Date and continuing for a period of five (5) years thereafter (the “Period of Restriction”), Seller will not, anywhere in the world (it being acknowledged that the business of Seller currently extends to the entire world), directly or indirectly, own, manage, control, consult, advise, be employed by or participate in any business which engages in any activities similar to those engaged in by Seller during the two year period ending on the Closing Date.
     7.2. Non-Solicitation. Seller agrees that, during the Period of Restriction, Seller will not, directly or indirectly, for its own account or through any other person, entity, firm or enterprise, contract, solicit for business, interfere with or attempt to entice away from Purchaser any Person who is then, or was at any time during the then-preceding twelve (12) months, an employee or agent of Seller or Purchaser.
     7.3. Confidential Information. Seller acknowledges that some of the information included within the Purchased Assets is confidential and proprietary information. Seller agrees that, to the extent that such party retains such information, it shall hold it in the strictest confidence, and shall not disclose such information, or use it for its own direct or indirect benefit subsequent to the Closing Date. Seller will use its best efforts to assure that its officers, directors, employees, agents and consultants treat such information as confidential.
     7.4. Reformation. If any court of competent jurisdiction shall determine that any restriction against any party hereto constitutes an unreasonable restriction, then the parties agree that such restriction shall automatically be reformed to such time, territory and/or other limitation as such court shall deem reasonable.
     7.5. Remedies. Seller agrees that if it shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Article VII, then Purchaser shall have the right to seek and obtain, without posting any bond or security, all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy therefor. In the event of a breach or violation by Seller of any of the provisions of this Article VII, the Period of Restriction shall be extended by a period equal to (i) the length of the breach or violation of this Article VII plus (ii) the length of any court proceedings necessary to stop such breach or violation.
ARTICLE VIII.
INDEMNIFICATION
     8.1. Survival of Representations, Warranties and Covenants.
     (a) The respective representations, warranties and covenants of each of the parties to this Agreement shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of, or disclosure to, any party to whom such representations, warranties or covenants have been made.
     (b) No party or other Person entitled to indemnification under this Article VIII shall commence any suit or proceeding alleging an Indemnity Claim due to a breach of any representation or warranty in Article IV or V of this Agreement after the eighteen (18) month anniversary of the Closing (the eighteen (18) month anniversary of the Closing Date being called the “Cut-Off Date”). Notwithstanding the foregoing, the prohibition contained in the first sentence of this Section 8.1(b) shall not apply to:
     (i) any Indemnity Claim relating to Sections 4.1, 4.2, 4.10 (but only the first sentence thereof), 4.20(b) (but only the first sentence thereof), 5.1 or 5.2, it being agreed that the representations and warranties of those Sections shall continue until the eighty-four (84) month anniversary of the Closing Date (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation and warranty);

     (ii) any Indemnity Claim relating to Section 4.9, it being agreed that the representations and warranties of that Section shall continue until the 60th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the statute, regulation or other authority which gave rise to such Indemnity Claim;
     (iii) any Indemnity Claim relating to Section 4.20(b) (but only the second sentence thereof), it being agreed that the representations and warranties of that Section shall continue until the thirty (30) month anniversary of the Closing Date;
     (iv) any Indemnity Claim relating to Sections 4.17 or 4.18, it being agreed that the representations and warranties of those Sections shall continue until the twenty-four (24) month anniversary of the Closing Date; and
     (v) any party or other Person entitled to indemnification under this Article VIII to the extent that such party or Person asserted in writing a specific Indemnity Claim prior to the date by which an Indemnity Claim relating to the representations and warranties in question must be commenced pursuant to this Section 8.1(b), in which event the relevant representations and warranties shall continue in effect and remain a basis for indemnity with respect to each such asserted Indemnity Claim until such Indemnity Claim is finally resolved (pursuant to a non-appealable order by a court of competent jurisdiction or agreement of Seller and Purchaser).
     8.2. Seller’s Indemnification. Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the “Purchaser Protected Parties”), from and against and in respect of any and all demands, Claims, causes of action, administrative orders and notices, losses, costs, fines, Liabilities, penalties, damages (direct or indirect, but specifically excluding punitive damages, other than punitive damages owed to an unrelated third party) and expenses (including reasonable legal, paralegal, accounting and consultant fees and other expenses incurred in the investigation, defense and enforcement of Claims and actions) (collectively, “Losses”) resulting from, in connection with or arising out of, or any Claim relating to any of the following:
     (a) any breach of any representation or warranty made by Seller in this Agreement;
     (b) any breach by Seller of any of the covenants of this Agreement;
     (c) any failure to comply with any so-called “bulk sales,” business successor or similar laws applicable to the Contemplated Transactions;
     (d) Liabilities of Seller which are not Assumed Liabilities; and

     (e) any Liabilities for Taxes of Seller or with respect to the Purchased Assets or the Business for taxable periods, or portions thereof, ending on or before the Closing Date.
Notwithstanding the provisions of any representation or warranty that includes, or requires disclosure of matters above, a specific monetary threshold, if Seller breaches any of such representations and warranties due to the monetary thresholds contained therein (if any) having been exceeded, then Losses for each such breached representation and warranty shall include the full amount of the Losses incurred by the Purchaser Protected Parties relating to any such matter notwithstanding the monetary thresholds listed in such representations or warranties. The rights of the Purchaser Protected Parties hereunder shall not be affected by the fact that the transactions contemplated by this Agreement were consummated notwithstanding Purchaser’s knowledge of any breach of a representation or warranty or by the fact that such breach did not constitute a Material Adverse Effect or cause any representation or warranty to be untrue in any material respect entitling Purchaser not to consummate the transactions contemplated by this Agreement.
     8.3. Purchaser’s Indemnification. Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, stockholders, agents, successors and assigns, from and against and in respect of any and all Losses resulting from, in connection with or arising out of, or any Claim relating to, any of the following:
     (a) any breach of any representation or warranty made by Purchaser in this Agreement; and
     (b) any breach by Purchaser of any of the covenants of this Agreement.
     8.4. Cooperation. Subject to the provisions of Section 8.5, a party or parties against whom an Indemnity Claim has been asserted (individually and collectively, “Indemnifying Party”) shall have the right, at its own expense, to participate in the defense of any action or proceeding brought by a third party which resulted in such Indemnity Claim, and if such right is exercised, the party or parties entitled to indemnification (individually and collectively, “Indemnified Party”) and the Indemnifying Party shall reasonably cooperate in the defense of such action or proceeding.
     8.5. Indemnification Procedures.
     (a) In the event that subsequent to the Closing Date any Indemnified Party asserts a Claim, on account of or in connection with any Claim or the commencement of any action or proceeding against such Indemnified Party by any Person who is not a party to this Agreement (including any Governmental Authority) (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof together with a statement of any available information regarding such Claim, including, to the extent known by the Indemnified Party, the alleged factual basis for the Claim and the Losses claimed and referring to the provision of this Agreement pursuant to which indemnification is sought (the “Notice of Claim”) to the Indemnifying Party promptly after learning of such Third Party Claim. Failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, except that the foregoing shall not constitute a waiver by the Indemnifying Party of any Claim for direct damages caused by such delay. If (i) the Indemnifying Party is Seller and (A) such Claim does not seek injunctive or other equitable relief involving Purchaser or its Affiliates, (B) Purchaser’s insurance carrier does not require, as a condition to Purchaser’s eligibility to recover insurance proceeds on account of such Third Party Claim, that such carrier control the defense of any such Claim, (C) such Third Party Claim does not seek recourse which could reasonably be expected to adversely affect the ongoing business or operations (including customer, supplier, independent contractor or employee relationships) of Purchaser or any of its Affiliates (including their rights to use the Intellectual Property) or otherwise have a Material Adverse Effect, (D) the Indemnifying Party has acknowledged in writing to the Indemnified Party its unconditional obligation to indemnify the Indemnified Party for such Claim pursuant to Section 8.2, and (E) Seller can demonstrate that it has sufficient amounts which may be used in connection with such Third Party Claim to (I) defend such Third Party Claim, and (II) defend all other Third Party Claims then pending which the Agent is defending pursuant to this Section 8.5, or (ii) if the Indemnifying Party is Purchaser, then in any such case, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen days of its receipt from the Indemnified Party of the Notice of Claim, to conduct at its expense the defense against such Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party’s approval, which approval shall not be unreasonably withheld or delayed.
     (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 8.5(a), or if the Indemnifying Party does not have the right to defend such Third Party Claim pursuant to Section 8.5(a), then in either such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) shall be prohibited from compromising or settling the Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 8.5(a), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to Liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.5, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within fifteen days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered. Failure at any time of the Indemnifying Party to diligently defend a Third Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of such Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section.
     8.6. Nature of Other Liabilities. In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the Claim, and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Claim, the Claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a Liability of the Indemnifying Party hereunder, with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.
     8.7. Rights of Recoupment and Set-Off. Purchaser shall have the right to recoup and set off any amounts owing to it or any other Purchaser Indemnified Party from any Indemnity Claims against any and all amounts due or to become due to Seller from Purchaser under this Agreement pursuant to the terms hereof. The parties acknowledge and agree that the rights of recoupment and set off set forth in this Section 8.7 are a condition to Purchaser agreeing to enter into and perform this Agreement and that the rights of Seller under this Agreement are subject to such rights.
     8.8. Contract Intent and Construction; Avoidance of Ambiguity. The rights and remedies of any Person based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any Additional Document shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any Claim of any such inaccuracy, breach or indemnity is based may also be the subject matter of any representation, warranty, covenant or agreement contained in this Agreement or any Additional Document as to which there is no inaccuracy or breach. BY WAY OF EXAMPLE AND TO REFLECT THE INTENT, AGREEMENT AND UNDERSTANDING OF THE PARTIES, THE EXISTENCE OF ANY FACTS OR CIRCUMSTANCES WHICH WOULD CONSTITUTE A BREACH OF SECTION 4.7 WILL CONSTITUTE A BREACH OF SECTION 4.7 (AS TO WHICH PURCHASER PROTECTED PARTIES ARE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE VIII) EVEN THOUGH THE EXISTENCE OF SUCH

FACTS OR CIRCUMSTANCES MIGHT NOT CONSTITUTE A BREACH OF A MORE SPECIFIC REPRESENTATION AND WARRANTY OR ANOTHER REPRESENTATION AND WARRANTY THAT IS QUALIFIED BY KNOWLEDGE OR OTHERWISE.
     8.9. Exclusive Remedy. Except with respect to any Claim based on fraud or seeking injunctive or other equitable relief for breach of this Agreement, the rights and obligations of the parties under this Article VIII are the exclusive rights and obligations of the parties with respect to any breach of any representation, warranty, covenant or agreement in this Agreement and shall be in lieu of any other rights or remedies to which the party entitled to indemnification hereunder would otherwise be entitled as a result of such breach.
     8.10. Payment of Losses. All Losses in respect of any indemnification claim against Seller shall be paid, at Seller’s option, either in cash or by Seller delivering to Purchaser a number of shares of Purchaser Common Stock having a Current Value as of the date such Indemnification Claim is payable equal to the amount of such Losses. If any Losses owed by Seller are not paid to Purchaser by one of the methods described in the first sentence of this Section 8.10 within ten (10) days of a final determination that such Losses are payable (as evidenced either by the agreement of Purchaser and Seller, or by entry of a final, nonappealable order by a court of competent jurisdiction), Seller shall be deemed to have forfeited, and Purchaser shall reduce, on its books and records and for all purposes, the number of shares of Purchaser Common Stock which are owned by Seller by a number of shares of Purchaser Common Stock having a Current Value equal to such unpaid Losses. Notwithstanding the foregoing, no Person (other than the Seller LLC) to whom Seller transfers any shares of Purchaser Common Stock shall have such shares be subject to forfeiture pursuant to this Section 8.10 except as provided in Section 2.10(a).
     8.11. Limitations.
     (a) Notwithstanding the foregoing, Losses shall not include any specific liability or reserve to the extent accrued for on the Closing Date Balance Sheet (as finally determined in accordance with Section 2.5).
     (b) Notwithstanding anything to the contrary contained herein, none of the Purchaser Protected Parties shall be entitled to any indemnity under Section 8.2(a) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 4.1, 4.2, 4.9, 4.10 (but only the first sentence thereof) or 4.20(b), as to which the Basket shall not apply) unless and until the total amount of all Losses of the Purchaser Protected Parties pursuant to such Sections exceeds $50,000 (the “Basket”) in the aggregate, in which event the indemnification obligations of Seller pursuant to such Sections shall apply only to the excess of the total amount of all such claims over the Basket. Notwithstanding anything to the contrary contained herein, in no event will Seller be liable for and pay any Purchaser Protected Party under Section 8.2(a):
     (i) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 4.1, 4.2, 4.9, 4.10 (but only the first sentence thereof) or

4.20(b) as to which this clause (i) shall not apply) in excess of an amount (the “Indemnity Cap”) equal to $1,500,000 plus fifteen percent (15%) of the Current Value (on the date of issuance to Seller or the Seller LLC) of any Contingent Shares issued to Seller or the Seller LLC pursuant to Section 2.7,
     (ii) with respect to Losses on account of any breach of any of the representations or warranties contained in Section 4.20(b) (but only the second sentence thereof) to the extent the aggregate Losses for Indemnity Claims under such Section exceed two (2) times the Indemnity Cap, and
     (iii) with respect to Losses resulting from fraud by Seller or on account of any breach of any of the representations or warranties contained in Sections 4.1, 4.2, 4.9, 4.10 (but only the first sentence thereof) or 4.20(b) (but only the first sentence thereof) to the extent the aggregate Losses for Indemnity Claims under such Sections, together with Indemnity Claims under clauses (i) and (ii) above, exceed $10,500,000 in total, it being agreed that in no event will Seller be liable for and pay the Purchaser Protected Parties in excess of the lesser of (x) $10,500,000 and (y) the Current Value at the time of the relevant Indemnity Claim of the Purchaser Common Stock received by Seller pursuant to this Agreement.
     (c) Notwithstanding anything to the contrary contained herein, Seller and its Affiliates shall not be entitled to any indemnity under Section 8.3(a) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 5.1 or 5.2, as to which the Basket shall not apply) unless and until the total amount of all Losses of Seller and its Affiliates pursuant to such clause exceeds the Basket in the aggregate, in which event the indemnification obligations of Purchaser pursuant to such clause shall apply only to the excess of the total amount of all such claims in excess of the Basket. Notwithstanding anything to the contrary contained herein, in no event will Purchaser be liable for and pay Seller or any of its Affiliates, in the aggregate, under Section 8.3(a), (i) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 5.1 or 5.2 as to which this clause (i) shall not apply) in excess of the Indemnity Cap, and (ii) with respect to Losses resulting from fraud by Purchaser or on account of any breach of any of the representations or warranties contained in Sections 5.1 or 5.2 to the extent the aggregate Losses for Indemnity Claims under such Sections, together with Indemnity Claims under clause (i) above, exceed $10,500,000 in total, it being agreed that in no event will Purchaser be liable for and pay Seller or any of its Affiliates in excess of the lesser of (x) $10,500,000 and (y) the Current Value at the time of the relevant Indemnity Claim of the Purchaser Common Stock received by Seller pursuant to this Agreement.
ARTICLE IX.
CONDITIONS TO CLOSING

     9.1. Conditions to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser:
     (a) Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct in all respects on and as of the Closing Date and as of the time of the Closing, as if again made by Seller on and as of such dates.
     (b) Performance of Seller’s Obligations. Seller shall have delivered all documents and agreements described in Schedule 3.2 and Seller shall have otherwise performed in all respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.
     (c) Pending Proceedings. No action or proceeding shall be pending before any court or governmental authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (d) No Material Adverse Change. During the period from the date hereof to the Closing, there shall have been no Material Adverse Effect.
     (e) Due Diligence. Purchaser shall be satisfied with the results of its accounting, business, legal and environmental due diligence review of Seller.
     (f) Closing Net Asset Position. The Closing Net Asset Position as shown on the Preliminary Balance Sheet must be no more negative than negative One Million Two Hundred Thousand Dollars.
     (g) Stockholder Approval. This Agreement and the Contemplated Transactions shall have been approved and adopted by the requisite vote of the Stockholders under applicable Rules.
     (h) Key Employees. Purchaser shall be satisfied that such key employees of Seller as determined by Purchaser have accepted employment with Purchaser effective at the Closing.
     9.2. Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Seller:
     (a) Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all respects on and as of the Closing Date and as of the time of the Closing, as if again made by Purchaser on and as of such dates.
     (b) Performance of Purchaser’s Obligations. Purchaser shall have delivered all documents and agreements described in Schedule 3.3 and otherwise performed in all respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.
     (c) Pending Proceedings. No action or proceeding against Seller shall be pending before any court or governmental authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that Seller shall be obligated to perform hereunder, notwithstanding this Section 9.2(c) if, in the event of such an action or proceeding, Purchaser agrees to indemnify Seller in accordance with Section 8.3 hereof for all costs, expenses and damages incurred by either of them in connection with or as a result of such action or proceeding.
     (d) Stockholder Approval. This Agreement and the Contemplated Transactions shall have been approved and adopted by the requisite vote of the Stockholders under applicable Rules.
ARTICLE X.
TERMINATION AND ABANDONMENT
     10.1. Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a) by the mutual written consent of Purchaser and Seller; or
     (b) by Purchaser, if all of the conditions set forth in Section 9.1 of this Agreement shall not have been satisfied or waived on or prior to December 31, 2009; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to Purchaser’s breach of this Agreement;
     (c) by Purchaser if Seller breaches any covenant contained in this Agreement required to be complied with on or before the Closing Date;
     (d) by Purchaser on or before December 31, 2009 if, as a result of its due diligence investigation pursuant to Section 6.4, Purchaser shall have discovered any conditions or set of facts which, individually or in the aggregate, are not to Purchaser’s satisfaction, in its sole discretion; or
     (e) by Purchaser in the event of a fire or casualty loss to any material portion of the Purchased Assets prior to the Closing; provided that if Purchaser does not exercise its right so to terminate this Agreement, then at the Closing Seller shall assign and transfer to Purchaser any and all insurance proceeds recovered or recoverable by Seller as a result of such loss.
     10.2. Procedure Upon Termination. In the event of termination of this Agreement by Seller or Purchaser pursuant to this Article X, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement. If this Agreement is so terminated, no party to this Agreement shall have any right or claim against another party on account of such termination unless this Agreement is terminated by a party on account of the breach of any representation, warranty, term or covenant herein by the other party or parties, in which case the terminating party or parties shall be entitled to all of its rights and remedies at law or in equity. The agreements set forth in Section 6.3, this Section 10.2, Article VIII and Article XI shall survive the termination of this Agreement.
ARTICLE XI.
MISCELLANEOUS.
     11.1. Right to Equitable Relief. In the event Seller fails to perform any of its obligations hereunder, Purchaser shall have the right to require specific performance of the obligations not performed, and in the event Seller fails to honor any of the covenants set forth in this Agreement, Purchaser shall have the right to obtain injunctive relief, without bond or other security, to enforce such obligations.
     11.2. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this transaction, including fees and expenses of its own financial or other consultants, accountants and counsel (such costs and expenses incurred for the benefit of Seller or the Stockholders, the “Transaction Expenses”); it being agreed that Purchaser shall pay the Transaction Expenses to the extent accrued for on the Closing Date Balance Sheet (as finally determined in accordance with Section 2.5).
     11.3. Entire Agreement. This Agreement (including the Schedules hereto) contains the entire agreement between the parties with respect to this transaction and supersedes all prior arrangements or understandings with respect thereto, written or oral. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement is sought. The waiver by or on behalf of any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     11.4. Benefit. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors, administrators or other personal representatives. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties and their respective successors in interest, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     11.5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and will be deemed to be sufficient if delivered personally or sent by registered or certified mail, postage prepaid, or facsimile, with confirmation of receipt (provided that a copy is simultaneously sent by regular mail) or sent by overnight courier, to the persons and addresses listed on Schedule 11.5, or to such other persons and addresses as may be designated from time to time by the receiving party. Any such notices shall be deemed to have been given as of the date so personally delivered, or telecopied one (1) day after sent by overnight courier and five (5) days after mailed.

     11.6. Further Assurances. After the Closing, the parties agree to execute all additional documents and take all actions reasonably needed to accomplish the purposes of this Agreement and to carry out the terms hereof.
     11.7. Title; Risk of Loss. Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Purchaser until the Purchased Assets are transferred at the Closing.
     11.8. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF OR BASED ON ANY RIGHT ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT AGAINST ANY OF THE PARTIES ONLY IN COURTS OF THE STATE OF ILLINOIS, COUNTY OF COOK, OR, IF IT CAN ACQUIRE JURISDICTION, ONLY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO JURY TRIAL.
     11.9. Captions and Schedules. Paragraph titles or captions contained herein are inserted as a matter of convenience and are for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof. All Schedules referred to in this Agreement are incorporated herein and constitute a part of this Agreement.
     11.10. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     11.11. Non-Assignability. This Agreement shall not be assignable by any party hereto (except by Seller to the Seller LLC in connection with the Seller LLC Conversion) without the prior written consent of the other parties. Any attempted assignment or transfer hereof not permitted by the preceding sentence shall be in breach of this Agreement and shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser shall have the unrestricted right to (a) assign any or all of its rights, remedies and obligations under this Agreement to any of its Affiliates, and (b) collaterally assign its rights and remedies under this Agreement to any lender or lenders for Purchaser or its Affiliates.
     11.12. Counterparts; Terms; Knowledge.
     (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
     (b) All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural or masculine or feminine shall include the other as the context may require. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this

Agreement shall include all subsections thereof. The words “party” and “parties” shall refer, as applicable, to Seller and Purchaser. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied. The word “including” shall mean including without limitation.
     (c) All references to Seller’s “knowledge”, or phrases of similar import, shall mean the knowledge of Seller after reasonable inquiry of officers, directors and other employees of Seller charged with senior administrative or operational responsibility for such matters.
     11.13. Documentation. This Agreement was initially prepared by Purchaser’s legal counsel as a matter of convenience only, and has been thoroughly reviewed by Seller and its legal counsel and the input of Seller and its legal counsel was properly considered and, therefore, the parties acknowledge and agree that no interpretation will be made in favor of any of the parties or signatories with respect to this Agreement for the reason that such document was prepared by Purchaser’s legal counsel.
     11.14. Reliance Upon Representations and Warranties. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of Seller hereunder and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to fully rely upon the representations and warranties of Seller contained in this Agreement and on the accuracy of any document, certificate or Schedule given or delivered to Purchaser pursuant to this Agreement. Further, knowledge by an agent of Purchaser of any facts so determined or determinable which are not otherwise disclosed in this Agreement or in any document, Schedule or certificate delivered to Purchaser pursuant to this Agreement shall not constitute a defense by Seller for any claim for loss or damage made by Purchaser against Seller for any misrepresentation, breach of warranty or breach of covenant made by them in this Agreement or in any such document, certificate or Schedule.
     11.15. Facsimile/Federal Express. This Agreement may be executed and delivered by facsimile and/or Federal Express, and the parties agree that the receipt of an executed facsimile copy or copy delivered by Federal Express shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRUSTWAVE HOLDINGS, INC.		BITARMOR SYSTEMS, INC.

By:	/s/ Robert McCullen	By:	/s/ J. Patrick McGregor, Jr.

	Robert McCullen		J. Patrick McGregor, Jr.
	Chief Executive Officer		Chief Executive Officer

EXHIBIT A
Defined Terms
The following terms shall have the meanings as ascribed to them or referenced below:
Accounts Receivable shall have the meaning set forth in Section 1.1(b).
Actual Bookings shall have the meaning set forth in Section 2.7(a).
Affiliates shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.
Agreement shall have the meaning set forth in the Preamble.
Assumed Liabilities shall have the meaning set forth in Section 1.4.
Assumption Percentage shall have the meaning set forth in Section 2.10(c).
Balance Sheet shall have the meaning set forth in Section 4.5.
Base Number shall have the meaning set forth in Section 2.1(b).
Base Shares shall have the meaning set forth in Section 2.1(a).
Basket shall have the meaning set forth in Section 8.11(b).
Board shall have the meaning set forth in Section 6.13(d).
Booked shall have the meaning set forth in Section 2.7(b).
Books and Records shall have the meaning set forth in Section 1.1(e).
Bundled Bookings shall have the meaning set forth in Section 2.7(c).
Bundled Products shall have the meaning set forth in Section 2.7(d).
Business shall have the meaning set forth in the Recitals.
Cash and Cash Equivalents shall have the meaning set forth in Section 1.1(a).
Change of Control shall have the meaning set forth in Section 6.13(d).
Claims shall mean all claims, complaints, charges, claims, actions, suits, proceedings, disputes and investigations.
Closing shall have the meaning set forth in Section 3.1.
Closing Date shall have the meaning set forth in Section 3.1.

Closing Date Balance Sheet shall have the meaning set forth in Section 2.4(a).
Closing Net Asset Position shall have the meaning set forth in Section 2.5.
COBRA shall have the meaning set forth in Section 4.17.
Code shall mean the Internal Revenue Code of 1986, as amended.
Commencement Date shall have the meaning set forth in Section 6.8(a).
Company Products shall have the meaning set forth in Section 2.7(e).
Confidentiality Agreements shall have the meaning set forth in Schedule 3.2.
Contemplated Transactions shall mean the transactions contemplated by this Agreement, including the sale of the Purchased Assets to Purchaser.
Contingent Number shall have the meaning set forth in Section 2.7(f).
Contingent Number Notice shall have the meaning set forth in Section 2.8(b).
Contingent Number Statement shall have the meaning set forth in Section 2.8(b).
Contingent Shares shall have the meaning set forth in Section 2.1(a).
Contracts shall have the meaning set forth in Section 1.1(j).
Current Customer shall have the meaning set forth in Section 4.23.
Current Value, as of any date, shall mean the fair market value of a share of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) as of such date, determined as follows:
     (a) the average of the closing prices of the sales of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) on all securities exchanges on which such of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such Purchaser Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Current Value is being determined and the 20 consecutive business days prior to such day.
     (b) If at any time Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Value will be the fair value of such Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) as determined in good faith by the Board of Directors of Purchaser (the “Board”). If Seller reasonably disagrees with such determination, Seller shall deliver to the Board a written notice of objection within ten days after delivery of a notice of such determination. Upon receipt of the Agent’s written notice of objection, the Board and Seller will negotiate in good faith to agree on such Current Value. If such agreement is not reached within 30 days after the delivery of the determination of the Board, Current Value shall be determined by an appraiser jointly selected by the Board and Seller, which appraiser shall submit to the Board and Seller a report within 30 days of its engagement setting forth such determination. If the parties are unable to agree on an appraiser within 45 days after delivery of the determination of the Board, within seven days, each party shall submit the names of four nationally recognized investment banking firms, and each party shall be entitled to strike two names from the other party’s list of firms, and the appraiser shall be selected by lot from the remaining four investment banking firms. The expenses of such appraiser shall be borne by Seller unless the appraiser’s valuation is more than 10% greater than the amount determined by the Board, in which case, the expenses of the appraiser shall be borne by Purchaser. The determination of such appraiser as to Current Value shall be final and binding upon all parties.
Cut-Off Date shall have the meaning set forth in Section 8.1(b).
Defense Notice shall have the meaning set forth in Section 8.5(a).
Employee Plans shall have the meaning set forth in Section 4.17.
Enhanced Purchaser Product shall have the meaning set forth in Section 2.7(g).
Enhanced Purchaser Product Bookings shall have the meaning set forth in Section 2.7(h).
Environmental Laws shall have the meaning set forth in Section 4.18.
Equipment shall have the meaning set forth in Section 1.1(c).
ERISA shall have the meaning set forth in Section 4.17.
Excess Actual Bookings shall have the meaning set forth in Section 2.7(i).
Excess Contingent Number shall have the meaning set forth in Section 2.7(j).
Excess Contingent Shares shall have the meaning set forth in Section 2.7.

Exchange Act shall have the meaning set forth in Section 6.13(d).
Excluded Assets shall have the meaning set forth in Section 1.2.
Financial Statements shall have the meaning set forth in Section 4.5.
GAAP shall have the meaning set forth in Section 2.4(a).
Governmental Authority shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
Hazardous Materials shall have the meaning set forth in Section 4.18.
HIPPA shall have the meaning set forth in Section 6.8(b).
Historical Statements shall have the meaning set forth in Section 4.5.
Indebtedness for Borrowed Funds shall mean, as to any Person, without duplication, (i) all obligations (whether interest, principal, fees, penalties or otherwise) of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under leases which are required by GAAP to be classified as capitalized leases, and (v) any of the foregoing guaranteed by such Person.
Indemnified Party shall have the meaning set forth in Section 8.4.
Indemnifying Party shall have the meaning set forth in Section 8.4.
Indemnity Cap shall have the meaning set forth in Section 8.11(b).
Indemnity Claim shall mean a Claim for indemnification pursuant to Article VIII.
Indemnity Notice shall have the meaning set forth in Section 8.6.
Independent Accountant shall have the meaning set forth in Section 2.4(b).
Intellectual Property shall have the meaning set forth in Section 1.1(f).
Interim Statements shall have the meaning set forth in Section 4.5.
Inventory shall have the meaning set forth in Section 1.1(d).
Judgment means any order, decree, writ, injunction, award or judgment or any court or other Governmental Authority or any arbitrator.

Know-how shall mean specialized knowledge which is proprietary to Seller (including product knowledge and use and application knowledge), formulae, product formulations, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.
knowledge shall have the meaning set forth in Section 11.12(c).
Leased Real Property shall have the meaning set forth in Section 4.13.
Liability shall have the meaning set forth in Section 4.7.
Licenses shall have the meaning set forth in Section 1.1(i).
Liens shall have the meaning set forth in Section 1.1.
Losses shall have the meaning set forth in Section 8.2.
Made Available shall mean delivered to Purchaser or posted (without having been removed) to the data room at <                    .com> at least two days prior to the date of this Agreement.
Material Adverse Effect shall have the meaning set forth in Section 4.8.
Measurement Period shall have the meaning set forth in Section 2.7(k).
New Customer shall have the meaning set forth in Section 2.7(c).
Notice shall have the meaning set forth in Section 2.4(b).
Notice of Claim shall have the meaning set forth in Section 8.5(a).
Option Shares shall have the meaning set forth in Section 2.6.
Organizational Documents shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
Patents shall mean all applications for and the right to make applications for Letters Patent in the United States and all other countries, all Letters Patents that issue therefrom and all reissues, extensions, renewals, divisional applications and continuations (including continuations-in-part) thereof, for the full term thereof.
Period of Restriction shall have the meaning set forth in Section 7.1.

Permitted Liens shall have the meaning set forth in Section 1.1.
Person shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.
Personal Property Leases shall have the meaning set forth in Section 1.1(g).
Preliminary Actual Bookings shall have the meaning set forth in Section 2.7(l).
Preliminary Balance Sheet shall have the meaning set forth in Section 2.2.
Preliminary Base Number shall have the meaning set forth in Section 2.2.
Preliminary Base Shares shall have the meaning set forth in Section 2.3.
Preliminary Certificate shall have the meaning set forth in Section 2.3.
Preliminary Contingent Number shall have the meaning set forth in Section 2.7(m).
Preliminary Contingent Number Notice shall have the meaning set forth in Section 2.8(a).
Preliminary Contingent Number Statement shall have the meaning set forth in Section 2.8(a).
Preliminary Contingent Shares shall have the meaning set forth in Section 2.7.
Pro Rata Share shall have the meaning set forth in Section 6.13(d).
Purchased Assets shall have the meaning set forth in Section 1.1.
Purchased Claims shall have the meaning set forth in Section 1.1(l).
Purchase Price shall have the meaning set forth in Section 2.1(a).
Purchaser shall have the meaning set forth in the Preamble.
Purchaser Capital Transaction shall have the meaning set forth in Section 6.13(d).
Purchaser Common Stock shall have the meaning set forth in Section 2.1(a).
Purchaser Customer shall have the meaning set forth in Section 2.7(c).
Purchaser Financial Statements shall have the meaning set forth in Section 5.5.
Purchaser Historical Statements shall have the meaning set forth in Section 5.5.
Purchaser Interim Statements shall have the meaning set forth in Section 5.5.
Purchaser Liability shall have the meaning set forth in Section 5.7.
Purchaser Protected Parties shall have the meaning set forth in Section 8.2.

Purchaser Stockholder Agreement shall mean that certain Stockholders’ Agreement, dated as of March 14, 2005, among Purchaser and its stockholders, as amended.
Purchaser Stock Option Plan shall mean the TrustWave Holdings, Inc. Stock Incentive Plan, as amended from time to time.
Purchaser Welfare Plan shall have the meaning set forth in Section 6.8(b).
Real Property Leases shall have the meaning set forth in Section 4.13.
Related Party shall have the meaning set forth in Section 4.24.
Representative shall have the meaning set forth in Section 6.2.
Reserves shall have the meaning set forth in Section 4.6.
Restrictive Covenant Agreements shall have the meaning set forth in Schedule 3.2.
Returns shall have the meaning set forth in Section 4.9.
Rules shall have the meaning set forth in Section 4.12.
Securities Act shall have the meaning set forth in Section 6.13(d).
Seller shall have the meaning set forth in the Preamble.
Seller Capital Stock shall have the meaning set forth in Section 4.1(b).
Seller Common Stock shall have the meaning set forth in Section 4.1(b).
Seller Employee Plans shall have the meaning set forth in Section 4.17.
Seller Employees shall have the meaning set forth in Section 6.8(a).
Seller Preferred Stock shall have the meaning set forth in Section 4.1(b).
Seller LLC shall have the meaning set forth in Section 6.13(a).
Seller LLC Conversion shall have the meaning set forth in Section 6.13(a).
Seller Welfare Plan shall have the meaning set forth in Section 6.8(c).
Shrink-Wrap Software shall have the meaning set forth in Section 4.20(b).
Software shall have the meaning set forth in Section 1.1(f).
Stockholder or Stockholders shall have the meaning set forth in the Recitals.
Stockholders Meeting shall have the meaning set forth in Section 6.5.

Tax or Taxes shall mean (i) any and all taxes imposed of any nature (whether federal, provincial, state, county, local or foreign) including income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment-related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, transfer tax, capital stock tax, license or customs duty, unemployment tax, disability insurance, registration taxes, estimated taxes, escheat, premiums tax or occupation tax, together with any charges, interest or any penalty, addition to tax or additional assessment or other amount imposed by any Governmental Authority responsible for the imposition of any such tax, and (ii) any obligations under any agreement or arrangements with respect to any Tax described in clause (i) above.
Third Party Claim shall have the meaning set forth in Section 8.5(a).
Trademarks shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the Business.
Trade Names shall mean (i) trade names, (ii) brand names, and (iii) logos and all other names and slogans used in the Business.
Transaction Expenses shall have the meaning set forth in Section 11.2.
Transferred Employees shall have the meaning set forth in Section 6.8(a).
TTC Agreement means, collectively, (a) that certain Research Agreement, dated as of July 1, 2004, between The Pittsburgh Digital Greenhouse, Inc. and Seller, (b) that certain Principal member Agreement, dated as of January 1, 2009 between The Robotics Foundry and Digital Greenhouse, Inc. d/b/a The Technology Collaborative, f/k/a Pittsburgh Digital Greenhouse, Inc. and Seller, and (c) any other agreements or contracts, written or oral, between The Robotics Foundry and Digital Greenhouse, Inc. d/b/a The Technology Collaborative, f/k/a Pittsburgh Digital Greenhouse, Inc. and Seller, in each case as amended through the date hereof.
Utilization Period shall have the meaning set forth in Section 2.7(n).

EXHIBIT B
Form of Joinder Agreement
JOINDER AGREEMENT
     The undersigned hereby certifies to, and agrees with, TrustWave Holdings, Inc., a Delaware corporation (the “Company”), as follows:
     1. The undersigned has read a copy of that certain Stockholders’ Agreement, dated March 14, 2005 (as amended through the date hereof, the “Stockholders Agreement”), by and among the Company and its stockholders.
     2. The undersigned agrees that its signature below shall constitutes an executed counterpart signature page to the Stockholders Agreement and that the undersigned shall succeed to all of the rights and obligations of an “Other Stockholder” under the Stockholders Agreement as contemplated by the Stockholders Agreement.
     Executed as of this ____ day of                     , 20_.

BITARMOR SYSTEMS, INC.
By:
J. Patrick McGregor, Jr.
Chief Executive Officer

SCHEDULE 3.2
SELLERS’ DELIVERIES
1.	Instruments of Transfer. Duly-executed bills of sale, assignments of trademarks and patents and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Purchaser and to vest in Purchaser good and marketable title to the Purchased Assets (in recordable form, where appropriate), including certificates of title or origin (or like documents) with respect to all vehicles and other Equipment included in the Purchased Assets for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser.
2.	Joinder to Stockholders Agreement. A Joinder Agreement substantially in the form attached hereto as Exhibit B, duly executed by Seller.
3.	Confidentiality Agreements. An Employment, Confidentiality and Assignment Agreement in substantially the form attached hereto as Exhibit C (the “Confidentiality Agreements”), duly executed by each Transferred Employee within seven days from the Closing Date.
4.	Restrictive Covenant Agreements. Restrictive Covenant Agreements, in substantially the form attached hereto as Exhibit D (the “Restrictive Covenant Agreements”), duly executed by each Stockholder listed in the attached Schedule 3.2-1.
5.	Subcontactor Agreements. Subcontractor Agreements in form and substance reasonably satisfactory to Purchaser, duly executed by Bill Egan and Erin Anderson, within seven days from the Closing Date.
6.	Permits. All special permits or licenses issued by the municipality in which each parcel of Leased Real Property is located which are required in connection with the operation of the Business (including any and all environmental protection permits).
7.	Cash; Negotiable Instruments. All Cash and Cash Equivalents and notes, checks, drafts, chattel paper, and other instruments included in the Purchased Assets of which the Company is the payee, holder or assignee, all duly endorsed by the Company, to the order of Purchaser.
8.	Bank Documents. Signature and authorization cards for the bank accounts set forth on Schedule 4.29.
9.	Name Change. Evidence that the Company shall have changed its corporate name to a name bearing no resemblance to its present name effective as of the Closing Date.
10.	Employee Plan Resolutions. Resolutions terminating certain Employee Plans as contemplated by Section 6.8(c).
11.	Organizational Documents. Copies of the Organizational Documents of Seller certified by the Secretary of State of the State of Delaware no earlier than twenty (20) days prior to the Closing Date, or the Secretary of Seller as of the Closing Date, as appropriate.

12.	Good Standing Certificates. Good standing certificates for Seller, issued no earlier than twenty (20) days prior to the Closing Date, by the Secretary of State of each jurisdiction in which Seller is either organized or qualified or licensed to do business.
13.	Resolutions. A copy of directors’ and stockholders’ resolutions for Seller, certified as of the Closing Date by Seller’s secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, approving the Contemplated Transactions and authorizing the execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby.
14.	Closing Certificate. A certificate executed on behalf of Seller by its chief executive officer, to the effect that (i) the representations and warranties of Seller contained herein were true on the date hereof, and are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) Seller has performed and complied with all of the agreements and covenants to be performed or complied with by it under this Agreement prior to and as of the Closing Date.
15.	Incumbency Certificates. Incumbency certificates from the officers of Seller authorized to execute and deliver on behalf of Seller this Agreement.
16.	Approvals. All required consents, waivers, authorizations and approvals, if any, from Governmental Authorities or any other Person in connection with the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby.
17.	Search Results. Copies of Uniform Commercial Code financing statement, judgment, tax lien and pending litigation searches for Seller where such searches are customarily performed in the State of Delaware and the Commonwealth of Pennsylvania, in form and substance reasonably satisfactory to Purchaser, and dated no earlier than 15 days prior to the Closing Date.
18.	Payoff Letters. Letters from any financial institution or other Person, if applicable, setting forth, as of the Closing Date, the amount of principal and interest necessary to pay in full all Indebtedness for Borrowed Funds of the Company to such Person or any other amounts requiring payment to release Liens other than Permitted Liens.
19.	UCC Releases. UCC termination statements releasing each of the Liens upon the Purchased Assets other than Permitted Liens.
20.	Landlord Estoppel. For each of the Real Property Leases, a landlord’s estoppel certificate and consent to assignment in form and substance satisfactory to Purchaser from the applicable landlord.
21.	Non-Disturbance. With respect to each of the Real Property Leases for which the applicable Leased Real Property is subject to an existing mortgage, deed of trust or ground lease, a non-disturbance agreement in form and substance satisfactory to Purchase; pursuant to which the applicable mortgagee, trustee or ground lessor agrees not to disturb Purchaser’s possession of the applicable Leased Real Property upon any foreclosure, deed-in-lieu of foreclosure or ground lease termination.

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22.	FIRPTA Certificate. A certificate, in accordance with Treasury Regulation 1.1445-2(b)(2) and in a form reasonably satisfactory to Purchaser, executed on behalf of Seller by its chief executive officer, that the Company is not a foreign person.
23.	Opinion of Sellers’ Counsel. An opinion of Reed Smith LLP, counsel to Seller, addressed to Purchaser dated the Closing Date and in the form attached hereto as Exhibit E;
24.	Additional Agreements. All such other documents and instruments as Purchaser or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

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SCHEDULE 3.3
PURCHASER’S DELIVERIES
1.	Preliminary Certificates. The Preliminary Certificate evidencing the Preliminary Base Shares (to be delivered no later than seven (7) calendar days after the Closing).
2.	Confidentiality Agreements. The Confidentiality Agreements, duly executed by Purchaser.
3.	Organizational Documents. Copies of the Organizational Documents of Purchaser certified by the Secretary of State of the State of Delaware no earlier than twenty (20) days prior to the Closing Date, or the Secretary of Purchaser as of the Closing Date, as appropriate.
4.	Closing Certificate. A certificate executed on behalf of Purchaser by one of its officers, to the effect that (i) the representations and warranties of Purchaser contained herein were true on the date hereof, and are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) Purchaser has performed and complied with all of the agreements and covenants to be performed or complied with by it under this Agreement prior to and as of the Closing Date.
5.	Additional Agreements. All such other documents and instruments as Seller or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

SCHEDULE 11.5
NOTICE ADDRESSES
(a)	If to Purchaser:

TrustWave Holdings, Inc. 70 West Madison Street, Suite 1050 Chicago, Illinois 60602 Attn: Chief Executive Officer FAX: (312) 669-1234

With a copy to:

Kaye Scholer LLC 70 West Madison Street, Suite 4100 Chicago, Illinois 60602 Attn: Eric R. Decator, Esq. FAX: (312) 583-2541

(b)	If to Seller:

BitArmor Systems, Inc. Three Gateway Center, Suite 1900 401 Liberty Avenue Pittsburgh, Pennsylvania 15222 Attention: Chief Executive Officer FAX: (___) __-____

With a copy to:

Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 Attn: Peter C. Blasier, Esq. FAX: (412) 288-3063